Exhibit 2.2

CONTRIBUTION AGREEMENT

by and AMONG

RICH UNCLES NNN OPERATING PARTNERSHIP, LP,

as the Operating Partnership and the Contributee,

RW HOLDINGS NNN REIT, INC.,
as Parent

AND

BRIXINVEST, LLC

AND

DAISHO OP HOLDINGS, LLC

as the Contributor,

Dated as of September 19, 2019

This CONTRIBUTION Agreement (this “Agreement”) is entered into as of September 19, 2019, by and among (a) Rich Uncles NNN Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership” or the “Contributee”), (b) RW Holdings NNN REIT, Inc., a Maryland corporation (“Parent”), as the general partner of the Contributee, (c) BrixInvest, LLC, a Delaware limited liability company (“BrixInvest”) and (d) Daisho OP Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of BrixInvest (“Daisho”) (BrixInvest and Daisho collectively referred to as the “Contributor”). The Contributee and the Contributor are collectively referred to as the “Parties,” and each, a “Party.” Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article 11 of this Agreement.

R E C I T A L S

WHEREAS, BrixInvest is the parent company of Daisho, which is in turn the parent company of modiv, LLC, a Delaware limited liability company (“NewCo”);

WHEREAS, BrixInvest is engaged in, among other things, the business of serving as the advisor and property manager to Parent, Rich Uncles Real Estate Investment Trust I, an unincorporated California association (“REIT I”) and BRIX REIT, Inc., a Maryland corporation (“BRIX REIT”); and

WHEREAS, the Parties intend that: (i) BrixInvest will contribute, assign and transfer the Contributed Assets to NewCo, and NewCo will assume the Assumed Liabilities (the “Initial Contribution”); and (ii) following the Initial Contribution, Daisho will contribute, assign and transfer 100% of the Equity Interests of NewCo (the “Contributed Interests”) to the Operating Partnership in exchange for 657,949.5 Class M units of limited partnership interest of the Operating Partnership (the “OP Units”) (the “Second Contribution”).

NOW, THEREFORE, in consideration of the above recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
CONTRIBUTION OF ASSETS

1.1               Initial Contribution.

(a)                Contribution of the Contributed Assets. On and subject to the terms and conditions of this Agreement, prior to the Closing, and in no event less than one (1) Business Day prior to the Daisho Spin-Off (the “Transfer Date”) the Contributor agrees to cause the employment of the Continuing Employees to be transferred to NewCo on the terms and conditions set forth in Section 5.3(a), and to contribute, convey, transfer, irrevocably assign and deliver to NewCo the membership interests in the Contributed Subsidiaries and those assets specifically set forth on, or specifically described in, Schedule 1.1(a) (collectively, the “Contributed Assets”), free and clear of all Liens (other than Permitted Liens), and at the Closing, NewCo agrees to accept the employment of the Continuing Employees and the contribution of the Contributed Assets and assume the Assumed Liabilities, if any.

(b)                Excluded Assets. Notwithstanding anything to the contrary contained herein, the Contributed Assets shall not include, and NewCo shall not have any right to receive or otherwise acquire, any of the rights, properties or assets of the Contributor specifically set forth on, or specifically described in, Schedule 1.1(b) (collectively, the “Excluded Assets”).

(c)                Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, NewCo shall assume from the Contributor (i) the Liabilities set forth on, or described in, Schedule 1.1(c), and (ii) all Liabilities accruing on or after Closing relating to or arising out of or with respect to NewCo’s business, the employment of the Continuing Employees with NewCo, or the Contributed Assets (each an “Assumed Liability” and, collectively, the “Assumed Liabilities”), and NewCo (or the Contributee or its Affiliates on NewCo’s behalf) shall thereafter pay, perform and otherwise discharge the Assumed Liabilities in accordance with their terms. Except for the Assumed Liabilities, nothing contained in any Transaction Document shall be interpreted or construed to result in the assumption by NewCo, or result in NewCo, Contributee or Parent becoming in any way liable for, any other Liability of the Contributor (each an “Excluded Liability” and, collectively, the “Excluded Liabilities”).

(d)                Assignment of Certain Contracts. Subject to Section 1.1(e), at the Closing, effective as of the Closing Date, NewCo shall succeed to the rights and privileges of the Contributor, and shall perform, or cause its subsidiaries or Affiliates to perform, at and after the Closing Date as an Assumed Liability, all Contracts and Permits of the Company Group set forth on Schedule 1.1(d) (the “Assigned Contracts”).

(e)                Consent of Third Parties. Notwithstanding anything to the contrary contained in any Transaction Document, to the extent that the assignment of all or any portion of any of the Assigned Contracts shall require the consent of the other party thereto or any third Person (including the Contributor Required Consents), or if any Permit is non-assignable or assignable only with the consent of the Governmental Authority issuing the same or any third Person, then in any and all such instances, this Agreement shall not constitute an agreement to assign any such Assigned Contracts or Permits, if such an assignment would constitute a breach or violation thereof. In order, however, to provide NewCo with the full realization and value of such Assigned Contracts and Permits in the event that such consent with respect to such Assigned Contract or Permit shall not have been obtained, the Company Group shall cooperate with NewCo and the Contributee in any arrangement reasonably acceptable to the Parties, intended to both (a) provide NewCo and the Contributee with the benefit of any such Contributed Assets and (b) cause NewCo and the Contributee to bear all costs and Liabilities (including Taxes) of or under any such Contributed Assets; provided, that (i) Contributee and Parent shall not be required to pay any amounts or provide other consideration to any Third Party in obtaining any such consents, and (ii) for so long as Contributor holds any such Assigned Contracts or Permits pursuant to the foregoing, NewCo and the Contributee shall indemnify and hold Contributor and its Affiliates harmless from any Liabilities incurred or asserted as a result of the Contributee’s or such Affiliate’s ownership, management or operation of any such Assigned Contracts or Permits.

1.2               Second Contribution.

(a)                Transfer of Contributed Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing and immediately following the Initial Contribution as set forth in Section 1.1, Contributor agrees to contribute, assign and transfer the Contributed Interests, free and clear of all Liens (other than Permitted Liens), to Contributee.

(b)                Consideration. At the Closing, as consideration for the Contributed Interests, Contributee shall deliver to Contributor and/or pay on its behalf, or assume, as the case may be, the following: (a) the OP Units, (b) the Assumed Liabilities, and (c) payment of the Transaction Expenses (the “Contribution Value”).

(c)                Earnout Adjustment. The Parties acknowledge and agree that the Conversion Rate of the OP Units issued to the Contributor at the Closing (as may be subsequently transferred by Contributor pursuant to a Permitted Transfer) shall be subject to an upward adjustment based on achieving certain Earnout Adjustment Milestones related to AFFO and AUM as set forth in the Operating Partnership Agreement.

1.3               Tax Treatment. The contribution of the Contributed Assets by the Contributor to NewCo, followed by the contribution of the Contributed Interests by Contributor to the Contributee, as contemplated by the Initial Contribution followed by the Second Contribution, is intended to qualify as a tax-deferred contribution of assets to the Contributee in exchange for OP Units under Code Section 721. The Parties each hereby agree to report the transactions contemplated herein for all income tax purposes (including for purposes of reporting on any income tax returns filed by Parent, Contributee and Contributor) in a manner that is consistent with the provisions of this Section 1.3 and none of the Parties shall take any position (whether in audits, or Tax Returns or otherwise) that is inconsistent with the provisions of this Section 1.3 unless required to do so by applicable Law.

ARTICLE 2
CLOSING

2.1               Closing. The closing of the contribution and exchange of the Contributed Assets and Contributed Interests (the “Closing”) shall take place (a) by electronic exchange of documents and signatures at 12:01 a.m., Pacific time on the third (3rd) Business Day after all the conditions set forth in ARTICLE 7 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by Parent and Contributor. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”

2.2               Closing Payment.

(a)                At least three (3) Business Days prior to the Closing, the Contributor shall prepare and deliver to Parent a distribution schedule, which may be updated by the Contributor as necessary until the Closing (the “Distribution Schedule”), dated as of the Closing Date, setting forth the amount of Transaction Expenses and Debt outstanding as of the Closing Date.

(b)                At Closing, Parent shall deliver or cause to be delivered the following:

(i)                 on behalf of the Contributor, pay to the Persons entitled thereto, the amounts comprising Transaction Expenses, by wire transfer of immediately available funds, in accordance with wire instructions and final invoices provided by the Contributor to Parent at least two (2) Business Days prior to the Closing Date and set forth in the Distribution Schedule; and

(ii)               the OP Units to the Contributor.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES regarding
THE COMPANY GROUP

The Contributor hereby represents and warrants to Contributee and Parent that the statements contained in this Article 3 are true and correct as of the date hereof and as of the Closing, except as set forth herein or in the Contributor Disclosure Schedule, dated as of the date hereof, and delivered by the Contributor to Contributee contemporaneously with the execution and delivery of this Agreement (the “Contributor Disclosure Schedule”) (it being agreed that the disclosure of any matter in any section in the Contributor Disclosure Schedule shall be deemed to have been disclosed in any other section in the Contributor Disclosure Schedule to which the applicability of such disclosure is reasonably apparent):

3.1               Organization and Good Standing.

(a)                Each entity in the Company Group (i) is a legal entity, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has the requisite corporate or other organizational power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed or registered to transact business as a foreign entity and is in good standing (or the equivalent thereof) to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary (such jurisdictions, the “Foreign Qualifications”), except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                Section 3.1(b) of the Contributor Disclosure Schedule sets forth a true, correct and complete list of the following: (A) for each entity in the Company Group, such entity’s (1) name, jurisdiction of organization and registration number, (2) directors, officers and managers (however designated) and (3) Foreign Qualifications, if any; and (B) further, for each Contributed Subsidiary, such Contributed Subsidiary’s (x) authorized units, membership interests or other Equity Interests, (y) number of each class or type of issued and outstanding units, membership interests or other Equity Interests and (z) current record and beneficial owners of such units, membership interests or other Equity Interests.

(c)                Except as set forth on Section 3.1(c) of the Contributor Disclosure Schedule, no entity in the Company Group (currently or at any time in the past) owns or controls or has any rights to acquire (currently or at any time in the past), directly or indirectly, any Equity Interests of any Person (other than BrixInvest’s direct ownership of Daisho and the Contributed Subsidiaries and after consummation of the Initial Contribution, Diasho’s direct ownership of the Contributed Subsidiaries). No entity in the Company Group is a party to or otherwise bound by any Contract, arrangement or commitment of any kind relating to the issuance, acquisition or sale of any Equity Interests of any Person (other than the Contributor). No entity in the Company Group (i) is (currently or any time in the past) a participant in any joint venture, partnership or similar arrangement or (ii) has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or similar advance to any Person.

(d)                NewCo has been (currently and any time in the past) a holding company and, except for owning the Contributed Assets upon consummation of the Initial Contribution, did not (currently or any time in the past), directly or indirectly, (i) engage in or facilitate any business activities of any kind, (ii) own, lease or use any assets or properties of any kind, (iii) hold, enter into or become subject to or bound by (or commit to the foregoing) any Contracts or Permits (other than this Agreement and any Transaction Document to which it is a party) or (iv) suffer, sustain, guarantee, assume or otherwise incur, in whole or in part, any Liabilities.

(e)                Except as set forth on Section 3.1(e) of the Contributor Disclosure Schedule, each Subsidiary of BrixInvest (other than the Contributed Subsidiaries), including (i) Daisho, (ii) Rich Uncles NNN REIT Advisor, LLC, (iii) Rich Uncles REIT Operator, LLC, (iv) RW Holdings Institutional Operator, LLC, (v) Rich Uncles, Inc. and (vi) RW Holdings, Inc. (the “Excluded Subsidiaries”) is a holding company and does not, directly or indirectly, (A) engage in or facilitate any material business activities of any kind, (B) own, lease or use any material assets or properties of any kind, (C) hold, or is not subject to or bound by, any material Contracts or Permits (other than this Agreement and any Transaction Document to which it is a party) or (D) suffer, sustain, guarantee, assume or otherwise incur, in whole or in part, any material Liabilities.

3.2               Organizational Documents. The Contributor has made available to Contributee complete and correct copies of the Company Group Charter Documents, in each case, as amended or restated as of the Closing. No entity in the Company Group is (currently or at any time in the past) in violation of or default under any material provision of such entity’s applicable Company Group Charter Documents. Without limiting the foregoing, the Contributor has provided to Contributee accurate and complete copies of any documents or agreements identified in the Contributor Disclosure Schedule and each of the following: (a) copies of the minute books containing records of all proceedings, consents, actions and meetings of any board(s) of directors, partners or managers, any committee(s) of such board(s) and equityholders of the Company Group; (b) copies of the ledgers, journals and other records of the Company Group reflecting all grants, issuances, redemptions or transfers of Equity Interests of the Company Group; and (c) any material Permits applied for or issued by any Governmental Authority with respect to the Company Group or any Equity Interests of the Company Group.

3.3               Power and Authority; Enforceability. The Contributor has all requisite limited liability company power and authority to enter into, execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Transaction Documents by the Company Group and the consummation by the Company Group of the Transactions have been duly authorized by all necessary action on their respective parts, and no other limited liability company or other organizational action or proceeding on the part of the Contributor or any Contributed Subsidiary is necessary to authorize or approve the execution, delivery or performance of this Agreement, the Transaction Documents to which it is a party or the consummation of the Transactions. This Agreement has been duly executed and delivered by the Contributor and each Transaction Document to which any entity in the Company Group is a party will be duly executed and delivered by such entity as of the Closing and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes the legal, valid and binding obligation of the applicable entity in the Company Group, enforceable against such entity in accordance with its terms, except to the extent such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (the “Equitable Exceptions”).

3.4               No Conflicts; Required Consents.

(a)                Except as set forth on Section 3.4(a) of the Contributor Disclosure Schedule, none of the execution and delivery by any entity in the Company Group of this Agreement or any Transaction Document to which it is a party, the performance of the obligations contemplated hereby or thereby or the consummation of the Transactions, will (i) conflict with or violate any Laws to which any entity in the Company Group or any of their assets or properties is subject, (ii) conflict with or violate any provision of the Company Group Charter Documents, (iii) conflict with, result in a violation or breach of, constitute a default under (or an event that with notice or lapse of time or both would could a default under), result in the acceleration of any payment or performance obligation under, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any Contract, Permit or other obligation to which any entity in the Company Group or any of their assets or properties is a party or otherwise subject or (iv) result in the imposition of any Lien (other than Permitted Liens) upon any entity in the Company Group or any of their assets or properties.

(b)                Except as set forth on Section 3.4(b) of the Contributor Disclosure Schedule, no consent, license, permit, waiver, authorization or approval or other action by or order of, and no notice to or filing, registration, or declaration with, any Governmental Authority will be required to be obtained or made by any entity in the Company Group in connection with the due execution, delivery and performance by the Contributor of this Agreement or any Transaction Document to which it is a party and the consummation by the Contributor of the Transactions.

3.5               Capitalization.

(a)                Section 3.5(a) of the Contributor Disclosure Schedule sets forth a complete and accurate list of (i) each series or class of authorized Equity Interests of each entity in the Company Group and each Excluded Subsidiary, (ii) each record holder of any series or class of Equity Interests of any entity in the Company Group and each Excluded Subsidiary, indicating the number of each series or class of outstanding Equity Interests owned by each holder as of the date hereof and the number of units, membership interests or other Equity Interests into which such Equity Interests are convertible, if any, (iii) each holder of Company Options, indicating the number of Company Options held by each holder as of the date hereof, and identifies for each Company Option, the exercise price, date of grant, vesting schedule, total number of Equity Interests subject to such Company Option and the number of Equity Interests into which such Company Option is vested and exercisable as of the date hereof, and (iv) each holder of Restricted Units, indicating the number of Restricted Units held by each holder as of the date hereof, and identifies for each Restricted Unit, the date of grant, vesting schedule, total number of Equity Interests subject to such Restricted Unit and the number of Equity Interests into which such Restricted Unit is vested or for which any restrictions have lapsed as of the date hereof. Except as set forth in Section 3.5(a) of the Contributor Disclosure Schedule, there are no authorized or outstanding options, warrants, convertible or exchangeable securities, equity appreciation, phantom equity, profit participation, subscriptions, rights (including any preemptive rights), calls or commitments or agreements of any character whatsoever, whether written or oral, or similar rights with respect to any entity in the Company Group or to which any entity in the Company Group is a party or otherwise bound or which could obligate any entity in the Company Group to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of any entity in the Company Group.

(b)                Except as set forth on Section 3.5(b) of the Contributor Disclosure Schedule, there are no authorized or outstanding bonds, debentures, notes or other types of Indebtedness (i) having, directly or indirectly, general or special voting rights (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities of NewCo or any Contributed Subsidiary having the right to vote) (“Voting Debt”), (ii) convertible into, exercisable or exchangeable for or that, directly or indirectly, entitle any Person to subscribe for or acquire any Equity Securities of NewCo or any Contributed Subsidiary (whether or not containing voting rights (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote)) (“Convertible Debt”) or (iii) having rights that, directly or indirectly, entitle any other Person to share in the equity, profits, earnings, losses or gains of NewCo or any Contributed Subsidiary or other rights the value of which is linked to the value of any Equity Securities of NewCo or any Contributed Subsidiary or other similar rights (whether or not containing voting rights (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote)) (“Non-Convertible Debt”).

(c)                Except as set forth in Section 3.5(c) of the Contributor Disclosure Schedule, there are no Contracts to which any entity in the Company Group is a party or by which it is bound relating or with respect to (i) the grant, issuance, repurchase, redemption or other acquisition of any Equity Interest of any entity in the Company Group, (ii) the registration, sale or transfer (including Contracts relating to rights of first refusal or first offer, co-sale rights or “drag-along” rights) of any Equity Interests of any entity in the Company Group or (iii) the voting or disposing of any Equity Interest of, or other equity or voting interest in, any entity in the Company Group, including any voting trust, rights plan or antitakeover plan. Except as set forth in Section 3.5(c) of the Contributor Disclosure Schedule, no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Equity Interests of the Contributor. There are no declared or accrued but unpaid dividends or distributions with respect to any Equity Interests of any entity in the Company Group. Except as set forth on Section 3.5(c) of the Contributor Disclosure Schedule, as of the date hereof, the Contributor holds all outstanding Equity Interests of each entity in the Company Group (other than the Contributor), and, as of the Closing, NewCo shall own all outstanding Equity Interests of each entity in the Company Group (other than the Contributor and NewCo). As of the Closing, Contributee and NewCo will be, directly or indirectly, the sole record and beneficial holder of all of the Contributed Interests and all rights to acquire or receive any Equity Interests of any entity in the Company Group (other than the Contributor).

(d)                Except as set forth in Section 3.5(d) of the Contributor Disclosure Schedule, all of the issued and outstanding Equity Interests of each entity in the Company Group are duly authorized, validly issued and have been offered, issued, sold and delivered by such entity in the Company Group in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable securities Laws, and none of such issued and outstanding Equity Interests are subject to any right of recession, or are subject to or were issued in violation of any applicable securities Laws, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company Group Charter Documents or any Contract to which any entity in the Company Group is a party or by which such entity or its properties or assets are bound.

3.6               Financial Statements.

(a)                Section 3.6(a) of the Contributor Disclosure Schedule sets forth copies of: (i) the unaudited consolidated balance sheet of the Contributor as of December 31, 2017 and December 31, 2018, and the related unaudited consolidated statements of income and cash flows of the Contributor for the fiscal year then ended (the “Annual Financial Statements”); and (ii) the unaudited consolidated balance sheet (the “Interim Balance Sheet”) of the Contributor as of June 30, 2019 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows of the Contributor for the six month period then ended (the “Interim Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”).

(b)                The Financial Statements (including the notes and supplementary information, if any, thereto): (i) are accurate and complete in all material respects and are based upon and consistent with the books and records of the Contributor (which books and records are, in turn, accurate and complete in all material respects); (ii) fairly present, in all material respects, the consolidated financial position of the Contributor and the Contributed Subsidiaries and the consolidated results of operations and cash flows of the Contributor and the Contributed Subsidiaries as of the respective dates thereof and for the periods covered thereby; and (iii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except for the treatment of deferred organization and offering costs which were adjusted in the Interim Financial Statements in accordance with GAAP, subject to the absence of footnote disclosures and other presentation items and, in the case of the Interim Financial Statements, to normal year-end adjustments.

(c)                All reserves set forth or reflected in the Financial Statements are adequate. The revenue recognition policies and methodologies of the Contributor were consistently applied in the Financial Statements in accordance with GAAP for the periods covered thereby, except for the treatment of deferred organization and offering costs which were adjusted in the Interim Financial Statements in accordance with GAAP. The Contributor has maintained a standard system of accounting, established and administered in accordance with GAAP, except for the treatment of deferred organization and offering costs which were adjusted in the Interim Financial Statements in accordance with GAAP, and internal accounting controls sufficient to provide reasonable assurances that transactions, receipts and expenditures of the Contributor are being (i) executed, processed and made only in accordance with appropriate policies, procedures and authorizations of management and the board of directors or managers of the Contributor and (ii) reported and recorded as necessary to permit preparation of financial statements in accordance with GAAP, except for the treatment of deferred organization and offering costs which were adjusted in the Interim Financial Statements in accordance with GAAP. The Contributor has never maintained any off-the-book accounts or entered into any transactions for any off balance sheet activity.

3.7               Absence of Changes. Except as set forth in Section 3.7 of the Contributor Disclosure Schedule, since January 1, 2019, each entity in the Company Group has conducted its respective business in the ordinary course of business and there has not been: (a) any Company Group Material Adverse Effect; (b) any amendment to or restatement of the Company Group Charter Documents; (c) material change in any method of accounting or accounting practice of the Contributor, except as required by GAAP or disclosed in the notes to the Financial Statements; (d) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of any petition in bankruptcy under any applicable bankruptcy Law by any entity in the Company Group or consent to the filing of any such bankruptcy petition against any entity in the Company Group; (e) any action which, had it been taken after the date of this Agreement, would be prohibited by the terms of Section 5.1; or (f) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.8               Absence of Undisclosed Liabilities. Except as set forth in Section 3.8 of the Contributor Disclosure Schedule, no entity in the Company Group has any Liabilities, other than: (a) Liabilities which are adequately reflected or reserved against on the face of the Interim Balance Sheet; and (b) Liabilities incurred in the ordinary course of the business since the Balance Sheet Date (none of which (i) are material in nature or amount, individually or in the aggregate, or (ii) are a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of Law or Order, environmental matter or Action).

3.9               Contributed Permits. Except as set forth on Section 3.9(a) of the Contributor Disclosure Schedule, each entity in the Company Group holds any Permits necessary for the lawful conduct or operation of its business and to own, lease, use or otherwise hold any of their properties and assets, including the Contributed Assets. A true and complete list of any Permits included in the Contributed Assets held by any entity in the Company Group and the registered holder thereof is set forth on Section 3.9(b) of the Contributor Disclosure Schedule (the “Contributed Permits”). Each entity in the Company Group has materially complied (currently and any time in the past) with each Contributed Permit. There is no Action pending or, to the Contributor’s Knowledge, threatened, that has resulted in or could reasonably be expected to result in, revocation, suspension, modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or material fine with respect to, any Contributed Permit. No entity in the Company Group has received any notice or other communication from any Person regarding any actual or potential deficiency or Liability under, violation of, or failure to comply with, any Contributed Permit, that remains unresolved or for which any entity in the Company Group has any further Liability. Except as set forth on Section 3.9(a) of the Contributor Disclosure Schedule, the Contributed Permits constitute all of the material Permits required for the Contributee to own and use the Contributed Assets and operate the business of the Company Group in the ordinary course of business, consistent with past practices commencing as of the Closing.

3.10           Compliance with Applicable Laws. Except as set forth on Section 3.10 of the Contributor Disclosure Schedule, each entity in the Company Group has complied (currently and any time in the past), in all material respects, with each Law and Order applicable to such entity in the Company Group or its business, assets or properties. No entity in the Company Group has received any notice or other communication from any Person regarding any actual or potential deficiency or Liability under, violation of, or failure to comply with, any applicable Law or Order, and to the Knowledge of the Contributor, no Event has occurred or exists that (with or without notice, lapse of time or both) will or could reasonably be expected to form the basis of any such Liability, violation or failure. No entity in the Company Group has been (currently and any time in the past) subject to any adverse Action by or Order from any Governmental Authority that remains unresolved or for which any entity in the Company Group has any further Liability.

3.11           Legal Proceedings. Except as set forth on Section 3.11 of the Contributor Disclosure Schedule, (a) there are no Actions pending or, to the Contributor’s Knowledge, threatened, against or affecting any entity in the Company Group or to which any entity in the Company Group is a party or could have an indemnity, by or before any Governmental Authority (including any Action relating to this Agreement, any Company Group Charter Document or the Transactions), and (b) to the Contributor’s Knowledge, no Event has occurred or exists that (with or without notice, lapse of time or both) will or could reasonably be expected to form the basis of any such Action. Except as set forth on Section 3.11 of the Contributor Disclosure Schedule, no entity in the Company Group is subject to any Order or in breach or violation of any Order. There are no Actions by any entity in the Company Group pending or threatened against any other Person. Except as set forth on Section 3.11 of the Contributor Disclosure Schedule, no entity in the Company Group is subject to any Order or in breach or violation of any Order, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Contributor or Parent or any of their business, assets or properties.

3.12           Real Property.

(a)                No entity in the Company Group owns or has ever owned any real property, buildings, structures, easements or other rights and interests appurtenant thereto.

(b)                Section 3.12(a) of the Contributor Disclosure Schedule sets forth the landlord, tenant and address of each parcel of real property leased, subleased, used or occupied by any entity in the Company Group (the “Leased Real Property”), and a list of any Contracts in respect of the leasing, subleasing, use or occupancy thereof (the “Real Property Leases”). A true and correct copy of each Real Property Lease has been made available to the Contributee. Except as set forth on Section 3.12(a) of the Contributor Disclosure Schedule: (i) each Real Property Lease is, to the Contributor’s Knowledge, legal, valid, binding, enforceable and in full force and effect; (ii) the Company Group’s possession and quiet enjoyment of the Leased Real Property has not been disturbed; (iii) there are no pending, or to the Contributor’s Knowledge, threatened disputes with respect to any Real Property Lease; (iii) neither any entity in the Company Group, on the one hand, nor to the Contributor’s Knowledge, any other party to the Real Property Leases, on the other hand, is in breach of or default under any Real Property Lease; (iv) to the Contributor’s Knowledge, no Event has occurred or exists which could (whether with the delivery of notice, the passage of time or both) constitute such a breach of or default under, or permit the termination, modification or acceleration of rent under any Real Property Lease; and (v) the Company Group has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.

3.13           Environmental, Health and Safety Laws. Each entity in the Company Group has complied (currently and any time in the past), in all material respects, with all applicable Environmental Laws, including obtaining, maintaining and complying with any Permits required by Environmental Laws for the operation of its business or the use or occupancy of any of its assets or properties (whether real, personal or mixed). No Action is pending, or to the Contributor’s Knowledge, threatened, against or affecting any member of the Contributor by a Governmental Authority or any other Person alleging any material violation of or material Liability under any Environmental Laws. No entity in the Company Group has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Liability of any other Person relating to any Environmental Law.

3.14           Availability, Title to and Condition of Contributed Assets. The Company Group has good and marketable title to, or a valid leasehold interest in or other valid right to use, all of the assets and properties that are necessary or reasonably required to conduct its business, free and clear of any Liens (other than Permitted Liens). Except as set forth in Section 3.14 of the Contributor Disclosure Schedule, the Contributed Assets, the Contributed Interests and the Assigned Contracts constitute all of the assets, properties, interests and rights (whether tangible, intangible or mixed and including, for the avoidance of doubt, Contracts and Permits) that are necessary for, and are sufficient to, conduct its business in the ordinary course of business consistent with past practice. Except as set forth in Section 3.14 of the Contributor Disclosure Schedule, immediately following the consummation of the Transactions, NewCo and the Contributed Subsidiaries will have good and marketable title to, or a valid leasehold interest in or other valid right to use all assets and properties (whether tangible, intangible or mixed and including, for the avoidance of doubt, Contracts and Permits) reasonably necessary for the continued conduct of their business immediately after Closing in substantially the same manner as conducted by the Company Group as of the date of this Agreement.

3.15           Taxes. Except as set forth on Section 3.15 of the Contributor Disclosure Schedule, and except with respect to the Excluded Assets, (a) each entity in the Company Group, or a duly-authorized third Person acting on its behalf, has timely filed all material Tax Returns required to be filed by any entity in the Company Group; (b) all such Tax Returns are correct and complete in all material respects; (c) each entity in the Company Group, or a duly-authorized third Person acting on its behalf, has paid all material Taxes shown as due and owing on such Tax Returns and all other material Taxes due and owing by any entity in the Company Group, other than any such Taxes that are being contested in good faith for which adequate reserves have been established on the face of the Latest Balance Sheet; (d) other than in the ordinary course of business and consistent with past practice, no entity in the Company Group is currently the beneficiary of any extension of time within which to file any material Tax Return; (e) there are no Liens for Taxes (other than Permitted Liens) upon any of the Contributed Assets; (f) no foreign, federal, state, or local tax audits or Actions on the part of any Taxing Authority are pending, or to the Contributor’s Knowledge are being conducted with respect to any entity in the Company Group; (g) no entity in the Company Group, or a duly-authorized third Person acting on its behalf, has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, with respect to any entity in the Company Group; (h) the Contributed Assets are not subject to any joint venture, partnership or other arrangement or Contract that is treated as a partnership for any federal, state, county, local, provincial or foreign Tax purposes; (i) no entity in the Company Group is or has been a party to any "listed transaction" as defined in Code Section 6707A and Treasury Regulation Section 1.6011-4; (j) the Contributor is properly classified as a “partnership,” and at all times since its formation has been properly classified as a “partnership” within the meaning of Treasury Regulations Section 301.7701-3(b)(1) (and any corresponding or similar provisions of applicable Law) for all income Tax purposes, and each other entity in the Company Group is, and at all times since its formation has been, properly classified as “disregarded as an entity separate from its owner” within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) (and any corresponding or similar provisions of applicable Law) for all income Tax purposes; and (k) there is no former, pending or threatened Action against any entity in the Company Group, or any third Person to whom any entity in the Company Group would have an indemnification obligation, by any Taxing Authority that such entity in the Company Group is or may be subject to taxation by that jurisdiction and in which such entity in the Company Group does not file Tax Returns.

3.16           Contracts. Except as set forth on Section 3.16 of the Contributor Disclosure Schedule (such Contracts responsive to any of the following subsections, collectively, the “Material Contracts”), no entity in the Company Group is a party to or bound by any Contracts of the following types:

(a)                any Contract with any current or former director, manager, officer, individual employee, consultant, independent contractor or other Person on a full time, part time, consulting or other basis (other than (i) any “at will” Contract that may be terminated by the Company Group upon thirty (30) days’ or less advance notice without liability or (ii) under which the Company Group does not have any further Liability or executory obligations) (A) with respect to employment with or the provision of services to the Company Group, (B) related to any redundancy, severance, separation, settlement, release of claims or other post-termination benefits or (C) providing or granting any change in control, retention or transaction bonuses or similar arrangements required as a result of or triggered (in whole or in part) by the Transactions;

(b)                any Contract with any professional employer organization, staffing agency, temporary employee agency or similar company or service;

(c)                any Contract (i) related to indebtedness of the Company Group, (ii) subjecting any entity in the Company Group or any of their assets or properties to any Lien or (iii) guarantying any Liability of any other Person;

(d)                any Contract under which the Company Group (i) is lessee of or holds or operates any personal property owned by any other Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed $5,000 or (ii) is lessor of or permits any other Person to hold or operate any personal property owned or controlled by it;

(e)                except for commercial off-the-shelf software and licenses to use stock images and artwork, any Contract (A) under which the Company Group is a licensee of or is otherwise granted by any Person any rights to use any Intellectual Property, (B) under which the Company Group is a licensor or otherwise grants to any Person any rights to use any Intellectual Property or (B) which provides for the development or customization of any Intellectual Property by or for the Company Group;

(f)                 any Contract (i) granting a royalty, dividend or similar payment or arrangement based on the revenues or profits of the Company Group or (ii) with respect to any partnership, manufacturer, development, joint venture or similar relationship or arrangement that involves a sharing of revenues, profits, losses, costs or liabilities relating to the Company Group or any other Person;

(g)                any Contract involving the settlement or compromise of any Action;

(h)                any Contract with a Governmental Authority;

(i)                 any Contract related to any completed, pending or future (i) disposition, divestiture or acquisition (whether by merger, sale of stock, sale of assets or otherwise) of any business or material portion of assets or properties by the Company Group, (ii) consolidation, recapitalization, reorganization or other business combination with respect to the Company Group or (iii) issuance of Equity Interests of the Company Group;

(j)                 any Real Property Lease;

(k)                any Contract or group of related Contracts that (i) involves future expenditure or payment or receipt of consideration in excess of $5,000 in any calendar year or (iii) is not terminable by the Company Group without penalty on notice of thirty (30) days or less;

(l)                 any Contract (i) prohibiting, or purporting to limit or restrict, directly or indirectly, the Company Group from freely engaging in any business, including restrictions on the Company Group’s ability to compete, freedom to solicit customers, solicit or hire any Person or to conduct their businesses in any geographical area or the type or line of business in which they may engage, (ii) providing “most favored nation” or other provisions where the pricing, discounts or benefits to any customer of the Company Group changes based on the pricing, discounts or benefits offered to other customers, (iii) granting a right of first refusal or right of first offer for any line of business, Equity Interests or material portion of the Contributor’s assets or properties or (iv) establishing an exclusive sale or purchase obligation with respect to any obligation or geographical area;

(m)              any Contract that provides for the indemnification of any Person;

(n)                any Contract (i) containing an agreement by any entity in the Company Group to provide any Person with access to the Source Code for the Company Platform, or (ii) between any entity in the Company Group and an escrow agent to provide for the Source Code for the Company Platform to be put in escrow; or

(o)                any Contract material to the Company Group and not otherwise set forth on Section 3.16 of the Contributor Disclosure Schedule.

Except as set forth on Section 3.16 of the Contributor Disclosure Schedule, each Material Contract is in full force and effect, is the legal, valid and binding obligation of each party thereto, and is enforceable, in accordance with its terms, against each party thereto, subject to the Equitable Exceptions. Except as set forth on Section 3.16 of the Contributor Disclosure Schedule, (i) each entity in the Company Group has performed and complied, in all material respects, with all of their obligations under each Material Contract; (ii) no entity in the Company Group, or to the Contributor’s Knowledge any other party thereto, is in violation of or default under, any Material Contract or has received any notice or other communication of any violation of or default under, or the cancellation, termination, modification or acceleration of, any Material Contract; (iii) no Event has occurred or exists that (with or without notice, lapse of time or both) will or could reasonably be expected to, (A) result in any violation of or default under (or give any Person the right to declare a default or exercise any remedy under) any Material Contract, or (B) give any Person the right to (1) accelerate the maturity, payment or performance of any material grant, right or other Liability under a Material Contract or (2) cancel, terminate or adversely modify any Material Contract; and (iv) no entity in the Company Group or, to the Contributor’s Knowledge, any other party thereto, is contemplating or threatening any cancellation, termination, acceleration, adverse amendment, adverse modification or non-renewal of any Material Contract. Complete and accurate copies of each written Material Contract and a summary of the material terms of any oral Material Contracts have been made available to Contributee.

3.17           Employee Benefit Matters.

(a)                Section 3.17(a) of the Contributor Disclosure Schedule contains an accurate and complete list of each Employee Plan maintained or contributed to or sponsored by the Contributor on behalf of any current or former employee, officer, director, consultant, or other service provider of the Contributor, or with respect to which the Contributor has any Liability or potential Liability (individually referred to herein as a “Plan” and collectively, the “Plans”). Except for the Contributor, no entity in the Company Group or any ERISA Affiliates sponsors, maintains, or has ever sponsored or maintained, or has or has ever had any Liability with respect to any Employee Plan. Contributor has never sponsored, maintained, contributed to, or had any Liability under or with respect to an Employee Plan that is or was subject to Title IV of ERISA or Code Section 412 or 430, any “multiemployer plan” as defined in Section 3(37) of ERISA, any multiple employer plan as described in Section 413(c) of the Code, any multiple employer welfare arrangement as defined in Section 3(40) of ERISA, or any “qualified plan” under Section 401(a) of the Code. With respect to each of the Plans, all required contributions, payments and accruals have been made on a timely basis and in accordance with the terms of such Plans and applicable Laws or, to the extent not yet due, properly accrued for on the books and records of Contributor (and in such case will be subsequently made), and there is no unfunded Liability related to the Plans which is not taken into account in determining Assumed Liabilities. No Plan provides (or could require any entity in the Company Group to provide) post-employment welfare benefits other than (i) a limited period through the end of the month following separation from service as set forth in any applicable insurance policy, (ii) coverage mandated by COBRA or (iii) other applicable state continuation coverage law for which the covered individual pays the full cost of coverage.

(b)                Each Plan (and any predecessor plans that have been merged into such Plan) has been funded, administered and maintained, in form and operation in compliance in all material respects with its terms and all applicable Laws, and no failure or condition exists that could reasonably be expected to result in any material Liability to the Company Group or, following the Closing, Contributee. There are no pending or, to the Contributor’s Knowledge, threatened, Actions, claims (other than routine undisputed claims for benefits), suits, disputes, audits or investigations with respect to any Plan. No Plan is currently the subject of an investigation, examination or audit by a Governmental Authority.

(c)                With respect to each Plan, the Contributor has made available to Contributee, to the extent applicable: (i) a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description of all material terms) of the plan document, and all amendments thereto; (ii) the most recent summary plan description as well as summaries of material modifications thereto and other material written communication (or a description of material oral communications) by any entity in the Company Group to its employees concerning the benefits provided under the Plan; (iii) all related group insurance contracts, administrative services contracts, fidelity bonds, fiduciary liability insurance, and other funding arrangements; and (iv) all material written correspondence with any Governmental Authority in the past three (3) years. The terms of each Plan permit Contributor or a successor to amend and terminate such Plan at any time and for any reason without penalty and without Liability, cost or expense to Contributor or such successor (other than advance notice requirements not exceeding sixty (60) days and reasonable costs and expenses of a type typically incurred in terminations of similar employee benefit plans).

(d)                Except as set forth on Section 3.17(d) of the Contributor Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Plan. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of any of the transactions contemplated by this Agreement (alone or in combination with any other event) by any Business Employee who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement with any entity in the Company Group will result in a “parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(e)                Contributor and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) (i) is currently in material compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in material compliance with all Health Care Reform Laws since March 23, 2010, in the case of each of clause (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto. No entity in the Company Group or any Health Plan has incurred (and nothing has occurred and no condition or circumstance exists, that could subject entity or any Health Plan to) any penalty or excise Tax under Code Section 4980D or 4980H or any other provision of the Health Care Reform Laws.

(f)                 Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) satisfies in form and operation the requirements of Code Section 409A and the guidance thereunder (and has satisfied such requirements for the entire period during which Code Section 409A has applied to such Plan), and no additional Tax under Section 409A of the Code has been or could be incurred by a participant in any such Plan. The Company Option Plan and all options granted thereunder have at all times satisfied the exemption from Code Section 409A with respect to nonstatutory stock options not providing for the deferral of compensation under Treasury Regulation Section 1.409A-1(b)(5)(i)(A). No entity in the Company Group has any obligation (whether pursuant to a Plan or otherwise) to indemnify, “gross-up”, reimburse or otherwise compensate any individual with respect to the additional Taxes or interest imposed pursuant to Code Section 409A.

3.18           Employment and Labor Matters.

(a)                Except for the Contributor, no entity in the Company Group has or has had employees or has engaged individual independent contractors to perform services. To the Contributor’s Knowledge, Contributor is, and has been for the past five (5) years, in material compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto. Except as set forth on Section 3.18(a) of the Contributor Disclosure Schedule, no Action is pending or has been pending within the prior five (5) years, or to the Contributor’s Knowledge, is threatened against the Contributor (or any of its officers, directors, executives or department supervisors) relating to any employment, independent contractor or consulting contract, any collective bargaining obligation or agreement, discrimination, harassment, pay equity, human rights, equal opportunity, overtime exemption classification, wages and hours, independent contractor classification, labor relations, plant closing notification, occupational health and safety, leave of absence requirements, privacy rights, retaliation, immigration, wrongful discharge, or other violation of the rights of current or former employees, current or former independent contractors, current or former consultants, or employment candidates. In the past five (5) years, to the extent Contributor has received employment discrimination or sexual harassment allegations of, or against, any of its employees, Contributor has promptly, thoroughly and impartially investigated all such allegations, and when indicated by its policies, Contributor has taken prompt corrective action that is reasonably calculated to prevent further discrimination or harassment and does not reasonably expect to incur any material liability with respect to any such allegations. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors and consultants of Contributor for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Interim Balance Sheet) and there are no outstanding agreements, understandings or commitments of the Contributor with respect to any compensation, commissions or bonuses. All amounts that Contributor is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by applicable law have been withheld and paid, and Contributor has no outstanding obligation to make any such withholding or payment, other than with respect to an open payroll period.

(b)                The Contributor has made available a true, accurate and complete list of (i) all employees of the Contributor, specifying each employee’s name; title; department; hire date; status (full-time/part-time/seasonal/temporary); principal place of employment; classification as exempt or non-exempt under the Fair Labor Standards Act (the “FLSA”) or any similar applicable Laws; current year annual base salary or hourly wage; current year target incentive compensation (bonus and/or commission, as applicable); full, prior year actual incentive compensation (bonus and/or commission, as applicable); any other benefits; and (ii) to the Contributor’s Knowledge, all Persons engaged by the Contributor as independent contractors or consultants at any time during the past three (3) years, specifying each Person’s name; start date; end date (if applicable); location; full, prior year total compensation (or, if prior year not available, current year to date total compensation); current year to date total compensation; compensation rate; whether the Person subcontracts or has subcontracted to other Persons in performing the services for the Contributor; and whether the Person is subject to an independent contractor, consulting or related agreement. All current and former employees of Contributor who have been classified as exempt under the FLSA or similar laws have been properly classified and treated as such, and all current and former employees of Contributor have been properly compensated for all time worked in accordance with the FLSA and similar laws. All Persons who have provided services to Contributor as independent contractors or consultants have been properly classified as independent contractors, rather than employees, of Contributor, for purposes of all applicable laws and Plans.

(c)                Each employee, independent contractor and consultant of the Contributor is terminable at will, without payment of severance or other compensation or consideration, and without advance notice. There are no agreements or understandings between the Contributor and any of its employees, independent contractors or consultants that their employment or services will be for any particular period. As of the date hereof, none of the Contributor’s officers or key employees has given written notice of any intent to terminate his or her employment with the Contributor, nor, to the Knowledge of the Contributor, does any such employee intend to terminate his or her employment with the Contributor. The Contributor is in compliance in all respects and, to the Knowledge of the Contributor, each of the employees, independent contractors and consultants of the Contributor is in compliance in all respects, with the terms of any employment, independent contractor and consulting agreements between the Contributor and such individuals. There are not any oral or informal arrangements, commitments or promises between Contributor and any employees, independent contractors or consultants of the Contributor that have not been documented as part of the formal written agreements between any such individuals and the Contributor. To the Knowledge of the Contributor, except as set forth on Section 3.18(c) of the Contributor Disclosure Schedule, no executive or key employee is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person besides the Company Group that would be material to the performance of such employee’s employment duties, or the ability of the Company Group to conduct its business.

(d)                Contributor has never been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there has never been any Union representing or purporting to represent any employee, independent contractor or consultant of the Contributor. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout or other similar labor disruption or dispute affecting the Contributor or any employees, independent contractors or consultants of the Contributor, with respect to their work for the Contributor. Contributor has never had any duty to recognize or bargain with any Union or other Person purporting to act as the exclusive bargaining representative of any employees, independent contractors or consultants of the Contributor, and does not have any such duty in connection with the transactions contemplated by this Agreement. Contributor is not, and has not been, the subject of any actual or, to the Contributor’s Knowledge, threatened Action asserting that Contributor has committed an unfair labor practice within the meaning of the National Labor Relations Act. To the Contributor’s Knowledge, there has never been any organizing effort or demand for recognition or certification or attempt to organize employees, independent contractors or consultants of Contributor by any Union.

(e)                Contributor has never been subject to the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state, or local law (the “WARN Act”).

(f)                 Contributor has complied in all respects with the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder (“IRCA”) and similar laws with respect to the completion, maintenance and other documentary requirements of Forms I-9 (Employment Eligibility Verification Forms) and similar employee verification forms for all employees of Contributor and the re-verification of the employment status of any and all employees of Contributor whose employment authorization documents indicated a limited period of employment authorization. To the Contributor’s Knowledge, it has only employed Persons authorized to work in the United States. Contributor has not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of applicable immigration laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with applicable immigration laws.

3.19           Insurance. Section 3.19 of the Contributor Disclosure Schedule accurately sets forth, with respect to each material insurance policy maintained by, or at the expense of, any entity in the Company Group (or previously maintained for occurrence-based coverage and under which the Company Group continues to be covered against any losses) or under which any entity in the Company Group is a beneficiary (collectively, the “Insurance Policies”): (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any material claims pending, and any material claims that have been asserted since January 1, 2018, with respect to such policy or any predecessor insurance policy. True and complete copies of the Insurance Policies have been made available to Contributee. Each Insurance Policy is legal, valid, binding and enforceable and in full force and effect and has been issued by an insurance carrier that is, to the Contributor’s Knowledge, solvent, financially sound and reputable. No entity in the Company Group is in breach of or default under any Insurance Policy. Each Insurance Policy is fully paid or current with regard to payment schedules and any other amounts due thereunder. No entity in the Company Group has received any notice or other communication from the issuer of any Insurance Policy (i) cancelling or invalidating, or threatening to cancel or invalidate, any such policy; (ii) refusing coverage or rejecting a claim under, or threatening to refuse cover or reject claim under, any such policy; or (iii) indicating that such issuer may be unwilling or unable to perform any of its obligations thereunder. To the Knowledge of the Contributor, there is no Action or Liability by virtue of which the aggregate policy limits under any of the Insurance Policies could be exhausted or materially eroded.

3.20           Intellectual Property.

(a)                Section 3.20(a) of the Contributor Disclosure Schedule contains a complete and accurate list of (i) all Registered Intellectual Property owned by any entity in the Company Group as well as all social media accounts and pages registered in the name of any entity in the Company Group, (ii) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest, and (iv) all payments and filings that are currently due or will become due, and all other actions that must be taken, within sixty (60) days after the date of this Agreement with respect to each item of Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any documents for the purposes of maintaining or renewing any Registered Intellectual Property. All Registered Intellectual Property is, to the Knowledge of the Contributor, subsisting, valid, and enforceable.

(b)                To the Knowledge of the Contributor, no interference, opposition, reissue, reexamination, or other Action of any nature (other than in connection with the prosecution of the Registered Intellectual Property with the applicable Governmental Authority in the ordinary course) is, or has been, pending or, to the Contributor’s Knowledge, threatened in which the scope, validity, or enforceability of any Company Group Owned IP is being, or has been, challenged and, to the Knowledge of the Contributor, there is no basis for a claim that any Company Group Owned IP is invalid or unenforceable.

(c)                The Company Group exclusively owns and possesses, all right, title and interest in and to all Company Group Owned IP, free and clear of all Liens (other than Permitted Liens). Other than in respect of Company Group Owned IP, the Company Group has entered into written, valid, and enforceable Contracts for all other Intellectual Property used by any entity in the Company Group in, or that are necessary for, the operation of its business as presently conducted (“IP Contracts”), and such IP Contracts are in full force and effect. Each entity in the Company Group is in compliance with, and has not breached any material term of, any IP Contracts and, to the Knowledge of the Contributor, all other parties to IP Contracts in all material respects are in compliance with, and have not breached any term thereof.

(d)                The Company Group Intellectual Property included in the Contributed Assets constitutes all the Intellectual Property used in or necessary for the conduct of its business as presently conducted. The Company Group Intellectual Property that is included in the Contributed Assets shall be available for use by the Company Group immediately after the Closing Date on identical terms and conditions to those under which the Company Group owned or used the Company Group Intellectual Property immediately prior to the Closing Date. None of the Company Group Intellectual Property is subject to any Action, Order, stipulation, or Contract affecting the validity, registrability, or enforceability of such Company Group Intellectual Property. To the Knowledge of the Contributor, no third party is infringing, misappropriating or otherwise violating the Company Group Intellectual Property.

(e)                Each Person who has (i) contributed to the development or conception of any Company Group Owned IP or (ii) has been provided access to the Source Code of the Company Platform (each an “IP Contributor”) has entered into a valid, written, and enforceable agreement that protects the Confidential Information and trade secrets of the Company Group, and each Person described in clause (i) hereof has entered into a valid, written, and enforceable agreement that grants and assigns to the Company Group exclusive ownership of, including all Intellectual Property in and to, such development or conception. No IP Contributor or other current or former shareholder, officer, director, or employee of the Company Group has any claim, right, or interest to or in any Company Group Owned IP.

(f)                 The Company Group possesses all Source Code for the Company Platform and related documentation and materials necessary to assemble, compile, link, modify, maintain, support and operate the Company Platform. The Contributor is not currently, nor has it ever been, a party to any license agreement to license the use of the Company Platform. No Source Code for the Company Platform has been delivered, licensed, or made available by or on behalf of the Company Group to any escrow agent or other Person.

(g)                The Company Platform was developed by a third-party software development company engaged by BrixInvest for such purpose pursuant to a consulting agreement (the “Consulting Agreement”). A copy of the Consulting Agreement has been made available to Contributee. Other than the Company Platform, there is no Software that constitutes Company Group Owned IP. Use of the Company Platform has been made available solely as a hosted service pursuant to the online terms of use that has been provided to Contributee. To the Knowledge of the Contributor, there are no defects, technical concerns or problems in the Company Platform that would prevent the same from performing substantially in accordance with its user specifications or functionality descriptions (collectively, “Technical Deficiencies”). To the Knowledge of the Contributor, there is no virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”) in the Company Platform or the Business Systems owned by or under the control of the Contributor. No entity in the Company Group has received any written or oral complaints from any Dealers or customers related to any Malicious Code or Technical Deficiencies.

(h)                None of the Company Group, the Company Group Owned IP, nor the operation of the business, including the provision of services and use of the Company Platform, infringes, misappropriates or otherwise violates or has infringed, misappropriated or otherwise violated the Intellectual Property of any third party, and the Company Group has not received any notices, requests for indemnification or threats from any third party, in each case in writing (including by email), related to the foregoing.

(i)                 Section 3.20(h) of the Contributor Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, linked to, integrated or bundled with, or used to develop the Company Platform, and for each such item of Open Source Software: (i) the name and version number of the applicable Open Source Software and whether such Open Source Software has been distributed by the Company Group, including deployment on-premises with a third party, in or as part of a browser script, or as part of a mobile application; (ii) the name of the applicable license to such Open Source Software (including version number); (iii) the manner in which such Open Source Software is used in, incorporated into, linked to, integrated or bundled with the Company Platform (e.g., embedded, static or dynamic linking, etc.); and (iv) whether such Open Source Software component is used “as is” or has been modified by the Company Group. The Company Group is in full compliance with the terms and conditions of all licenses for all Open Source Software used with the Company Platform or in the business. The Company Group has not used and does not use any Open Source Software or any modification or derivative thereof in a manner that would grant or purport to grant to any Person any rights to or immunities under the Company Platform.

(j)                 The Company Group has taken steps reasonable under the circumstances to maintain and protect the secrecy, confidentiality and value of the Confidential Information of the Company Group, or of any other Person to which the Company Group has agreed to maintain and protect the secrecy, confidentiality and value thereof, and the Contributor has not disclosed any such Confidential Information or confidential Company Group Intellectual Property to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such Confidential Information.

(k)                The Company Group owns, leases, licenses or otherwise has the legal right to use or have operated on its behalf, all Business Systems and such Business Systems are sufficient for the needs of its business as presently conducted. In the last twelve (12) months, there has not been any material failure with respect to any of the Business Systems owned by or under the control of the Company Group that has not been remedied or replaced in all material respects. The Company Group has taken commercially reasonable actions to protect the security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby (including all Personal Information).

(l)                 The Company Group and the conduct of its business are in compliance with, and have been in compliance, in all material respects, with all Data Security Requirements and other applicable laws in respect of the use, storage and distribution of Personal Information. No notices or other communications have been received by, and no Actions have been made against, any entity in the Company Group by any Person alleging a violation of any Data Security Requirements or other applicable laws in respect of the use, storage and distribution of Personal Information. There have not been any actual or alleged incidents of data security breaches or, to the Knowledge of the Contributor, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data. The consummation of the Transactions will not result in any Liability of the Company Group in connection with any Data Security Requirements. Copies of all current and prior privacy policies of the Company Group that apply to Internet websites owned, maintained or operated by the Contributor (“Company Sites”) or the Company Platform have been delivered to Contributee. Each such privacy policy and any materials distributed or marketed by the Company Group have at all times made all disclosures to (a) the users of Company Sites or the Company Platform and (b) the Company Group’s customers or other Persons whose Personal Information the Company Group has collected to the extent such disclosures are required by Data Privacy Laws and other applicable laws in respect of the use, storage and distribution of Personal Information.

(m)              The Company Group has maintained and currently maintains data security programs as are reasonably necessary to meet any standards which may be imposed by applicable law (but in no case less than a commercially reasonable standard) with respect to the confidentiality of Personal Information. No Personal Information has been disclosed in breach or violation of, and the Company Group and the conduct of its business are in compliance with, and have been in compliance, in all material respects, the provisions of any (i) applicable laws (including Data Privacy Laws), (ii) the Company Group’s privacy policies now or previously in existence (each, a “Privacy Policy”), (iii) the relevant Payment Card Industry Data Security Standard and the Payment Application Data Security Standard (“PCI DSS”), (iv) Privacy Agreements (as defined below) and (v) any applicable foreign privacy requirements applicable to such information and data (collectively, the “Commitments”). Without limiting the generality of the foregoing, the Company Group has implemented and maintained, at a minimum, such physical, electronic and procedural safeguards reasonably designed to: (A) maintain the security, integrity, and confidentiality of such Personal Information; (B) protect against any anticipated threats or hazards to the security or integrity of such Personal Information; (C) maintain security standards compliant with PCI DSS; and (D) protect against unauthorized access to or use of such Personal Information that could result in harm or inconvenience to the Persons to whom such Personal Information pertains.

(n)                The Company Group is (currently and any time in the past) in material compliance with any Contracts between any entity in the Company Group, on the one hand, and its vendors, marketing affiliates, customers, business partners, or other Persons, on the other hand, that are applicable to the use and disclosure of Personal Information (the “Privacy Agreements”). Accurate and complete copies of all of the Privacy Agreements have been made available to Contributee. The Privacy Agreements do not require the delivery of any notice to or consent from any Person, or prohibit the transfer of Personal Information collected and in the possession or control of the Company Group to Contributee in connection with the execution or delivery of this Agreement or the consummation of the Transactions.

(o)                To the extent that the Company Group receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data (“Cardholder Data”), the Company Group has implemented and abides by information security procedures, processes and systems that have at all times met or exceeded all Laws related to the collection, storage, processing and transmission of Cardholder Data, including those established by applicable Governmental Authorities, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard).

3.21           Affiliate Transactions. Except as set forth on Section 3.21 of the Contributor Disclosure Schedule or for employment agreements and arrangements entered into with any entity in the Company Group in the ordinary course of business, no officer, director, employee, equityholder or Affiliate of any entity in the Company Group or any Excluded Subsidiary (a) is a party to or bound by any Contract or transaction with any entity in the Company Group or any Excluded Subsidiary, (b) other than in such Person’s capacity as a Member, has any interest in any asset or property, real or personal, tangible or intangible, owned by the Company Group or any Excluded Subsidiary or used or held for use in, or necessary to, its business, (c) has any interest in any Person that engages with, purchases from or sells, licenses, provides or furnishes to any entity in the Company Group or any Excluded Subsidiary any goods, property, technology or intellectual or other property rights or services or (d) owes any amount to any entity in the Company Group or any Excluded Subsidiary or is owed any amount by any entity in the Company Group or any Excluded Subsidiary.

3.22           Anticorruption Laws.

(a)                None of the Company Group, or any Representative of the Company Group, or to the Knowledge of the Contributor, any agent or other third party representative acting on behalf of the Contributor in connection with or relating to its business, has (currently or any time in the past): (i) received any notice, inquiry, or internal or external allegation or report from, or been subject to any Action by, any Governmental Authority or any other Person related to Anti-Corruption Laws or Anti-Terrorism Laws; (ii) made any voluntary or involuntary disclosure to a Governmental Authority or any other Person related to Anti-Corruption Laws or Anti-Terrorism Laws; or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Anti-Terrorism Laws. The Company Group maintains policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws.

(b)                None of the Company Group, their respective Representatives (in their capacities as such) or any other Person acting on their behalf has, directly or indirectly, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or failed to disclose fully any such contributions in violation of Law, (b) given, offered, promised, or authorized to give, any money or thing of value to any government official corruptly for the purpose of influencing an act or decision of such Person, or inducing such Person to use his or her influence or position to affect any government act or decision relating or (c) given, offered, promised, or authorized to give, any money or thing of value to a government official or any other Person in violation of any applicable Anti-Corruption Laws. There have been no false or fictitious entries made in the books or records of any entity in the Company Group relating to any illegal payment or unrecorded fund, and no entity in the Company Group has established or maintained an unrecorded fund.

3.23           No Brokers. Except as set forth on Section 3.23 of the Contributor Disclosure Schedule, no broker, finder, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or any future acquisition or disposition by any entity in the Company Group, based upon arrangements made by or on behalf of the Contributor or any of its Affiliates (including any entity in the Company Group).

3.24           Securities Law Matters; Transfer Restrictions.

(a)                The Contributor acknowledges that the Contributee intends the offer and issuance of the OP Units hereunder to be exempt from registration under the Securities Act and applicable state securities Laws by virtue of (i) the status of the Contributor as an “accredited investor” within the meaning of the federal securities Laws, and (ii) Regulation D promulgated under Section 4(a)(2) of the Securities Act (“Regulation D”), and that the Contributee will rely in part upon the representations and warranties made by the Contributor in this Agreement in making the determination that the offer and issuance of the OP Units qualify for exemption under Rule 506 of Regulation D as an offer and sale only to “accredited investors.”

(b)                The Contributor is an “accredited investor” within the meaning of the federal securities Law, particularly Regulation D.

(c)                The Contributor will acquire the OP Units for its own account and not with a view to, or for sale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(d)                The Contributor has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of investment in the OP Units. The Contributor has the ability to bear the economic risk of acquiring the OP Units. The Contributor acknowledges that (i) the transactions contemplated by this Agreement involve complex Tax consequences for the Contributor, and the Contributor is relying solely on the advice of the Contributor’s own Tax advisors in evaluating such consequences; (ii) the Contributee has not made (nor shall it be deemed to have made) any representations or warranties as to the Tax consequences of such transaction to the Contributor; and (iii) references in this Agreement to the intended Tax effect of the transactions contemplated hereby shall not be deemed to imply any representation by the Contributee as to a particular Tax effect that may be obtained by the Contributor. The Contributor remains solely responsible for all Tax matters relating to the Contributor.

(e)                The Contributor has had an opportunity to ask questions of, and receive information and answers from, the Contributee and Parent concerning the Contributee and Parent, the OP Units, the contribution of the Contributed Assets and the REIT Shares into which the OP Units may be exchanged, and to assess and evaluate any information supplied to the Contributor by the Contributee or Parent.

(f)                 The Contributor is aware that there are restrictions on the transferability of the OP Units and that the OP Units will not be registered under the Securities Act or any state securities Laws, and the Contributor has no right to require that they be so registered. The Contributor agrees that any OP Units it acquires will not be sold in the absence of registration unless such sale is exempt from registration under the Securities Act and applicable state securities Laws.

(g)                The Contributor understands that there is no established public, private or other market for the OP Units to be issued to the Contributor hereunder, and it is not anticipated that there will be any public, private or other market for such OP Units in the foreseeable future.

(h)                The Contributor understands that Rule 144 promulgated under the Securities Act is not currently available with respect to the sale of OP Units.

3.25           No Other Representations or Warranties. The Contributor, on behalf of itself and each of its Affiliates (other than NewCo and the Contributed Subsidiaries), acknowledges that (a) none of Contributee, Parent or any of their Affiliates has made any representation or warranty, expressed or implied, as to any matter set forth in ARTICLE 4, or the accuracy or completeness of any information regarding the matters set forth in ARTICLE 4, except as expressly set forth in ARTICLE 4, (b) none of the Contributor or any of its Affiliates have relied on any representation or warranty from Contributee, Parent or any of their Affiliates in determining to enter into the Transaction Documents, except as expressly set forth in ARTICLE 4 and (c) none of Contributee, Parent or any of their Affiliates shall have or be subject to any Liability of the Contributor or any of its Affiliates or representatives resulting solely from the distribution to the Contributor or any of its Affiliates or representatives, or the Contributor’s use of, or its Affiliates’ or representatives’ use of, any such information, including any information, documents or material made available to the Contributor or any of its Affiliates or representatives in any form in expectation of or negotiation of this Agreement, the other Transaction Documents and the other transactions contemplated hereby and thereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES regarding
the contributee AND Parent

Each of the Contributee and Parent hereby represents and warrants, severally and not jointly, and solely on behalf of such Party, to the Contributor, that the statements contained in this ARTICLE 4 are true and correct as of the date hereof and as of the Closing, except as set forth herein or in the Contributee Disclosure Schedule, dated as of the date hereof, and delivered by the Contributee to the Contributor contemporaneously with the execution and delivery of this Agreement (the “Contributee Disclosure Schedule”) (it being agreed that the disclosure of any matter in any section in the Contributee Disclosure Schedule shall be deemed to have been disclosed in any other section in the Contributee Disclosure Schedule to which the applicability of such disclosure is reasonably apparent):

4.1               Organization and Related Matters. Each of Contributee and Parent (i) is a legal entity, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has the requisite corporate or other organizational power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed or registered to transact business as a foreign entity and is in good standing (or the equivalent thereof) to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary.

4.2               Power; Authority; Enforceability. Each of Contributee and Parent has all requisite legal entity power and authority to enter into, execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Transaction Documents by Contributee and Parent and the consummation by Contributee and Parent of the Transactions have been duly authorized by all necessary action on their respective parts, and no other limited liability company or other organizational action or proceeding on the part of Contributee or Parent is necessary to authorize or approve the execution, delivery or performance of this Agreement, the Transaction Documents to which it is a party or the consummation of the Transactions. This Agreement has been duly executed and delivered by Contributee and Parent and each Transaction Document to which Contributee and Parent is a party will be duly executed and delivered by such Party as of the Closing and, assuming the due authorization, execution and delivery hereof by the Contributor, constitutes the legal, valid and binding obligation of Contributee and Parent, enforceable against it in accordance with its terms, except to the extent such enforceability may be subject to the Equitable Exceptions.

4.3               No Conflicts; Required Consents.

(a)                Except as set forth on Section 4.3(a) of the Contributee Disclosure Schedule, none of the execution and delivery by Contributee or Parent of this Agreement or any Transaction Document to which it is a party, the performance of the obligations contemplated hereby or thereby or the consummation of the Transactions, will (i) conflict with or violate any Laws to which Contributee and Parent or any of their assets or properties is subject, (ii) conflict with or violate any provision of the Organizational Documents of Contributee or Parent, (iii) conflict with, result in a violation or breach of, constitute a default under (or an event that with notice or lapse of time or both would could a default under), result in the acceleration of any payment or performance obligation under, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any Contract, Permit or other obligation to which Contributee or Parent or any of their assets or properties is a party or otherwise subject or (iv) result in the imposition of any Lien (other than Permitted Liens) upon Contributee and Parent or any of their assets or properties, except, as to clauses (iii) and (iv) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Contributee or Parent.

(b)                Except as set forth on Section 4.3(b) of the Contributee Disclosure Schedule, no consent, license, permit, waiver, authorization or approval or other action by or order of, and no notice to or filing, registration, or declaration with, any Governmental Authority will be required to be obtained or made by Contributee and Parent in connection with the due execution, delivery and performance by Contributee and Parent of this Agreement or any Transaction Document to which it is a party and the consummation by Contributee and Parent of the Transactions.

4.4               Issuance of Units. The OP Units, when issued and delivered in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and, except as provided in the Operating Partnership Agreement and except as affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, non-assessable, free and clear of any Liens; provided, however, that such OP Units are subject to restrictions on transfer under federal and state securities Laws and as otherwise set forth in the Operating Partnership Agreement. Except for this Agreement, there are no Contracts to which the Contributee or Parent are a party restricting the transfer of, or affecting the rights of any holder of, such OP Units, and there are no conversion, preemptive, subscription or other rights, and there are no outstanding options, calls, warrants, rights, or other commitments of any kind, in any such case, relating to such OP Units or that that give any Person the right to receive any contractual right similar to or derived from the economic benefits and rights accruing to holders of such OP Units. Such OP Units will not be issued in violation of any preemptive rights or rights of first refusal granted by the Contributee or Parent. Except for this Agreement, there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of such OP Units. None of the Contributee or Parent has materially violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, Organizational Document or agreement in connection with the offer, sale, issuance or allotment of such OP Units.

4.5               Tax Status of the Contributee. The Contributee has at all times during its existence been properly treated as either a “disregarded entity” or partnership for federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation for such purposes. Except as set forth on Section 4.5 of the Contributee Disclosure Schedule, each subsidiary of the Contributee has at all times during its existence been properly treated as either a “disregarded entity” or a partnership for federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation for such purposes.

4.6               REIT Status. Parent elected to be treated as a REIT for federal income tax purposes beginning with its taxable year ended December 31, 2016.  Commencing with such taxable year, Parent has at all times been organized and operated in such a manner so as to qualify for taxation as a REIT under the Code.

4.7               Legal Proceedings. Except as set forth on Section 4.7 of the Contributee Disclosure Schedule, (a) there are no Actions pending or, to the Contributor’s Knowledge, threatened, against or affecting Contributee or Parent or to which Contributee or Parent is a party or could have an indemnification obligation, by or before any Governmental Authority (including any Action relating to this Agreement, any of the Parent’s or Contributor’s Organizational Documents or the Transactions), and (b) to the Contributor’s Knowledge, no Event has occurred or exists that (with or without notice, lapse of time or both) will or could reasonably be expected to form the basis of any such Action, in each case, except, as to clauses (a) and (b) above, for any such Actions or Events which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Contributee or Parent or any of their businesses, assets or properties. Neither Contributee nor Parent is subject to any Order or in breach or violation of any Order, which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Contributee or Parent or any of their businesses, assets or properties.

4.8               No Other Representations or Warranties. Each of Contributee and Parent acknowledges that (a) the Contributor has not made any representation or warranty, expressed or implied, as to the Contributed Assets, the Assumed Liabilities, its business, its financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Contributed Assets, the Assumed Liabilities or its business furnished or made available to Contributee, Parent or any of their Affiliates and representatives, except as expressly set forth in Article 3 or the documents, agreements, certificates or other instruments contemplated hereby, (b) none of Contributee or Parent has relied on any representation or warranty from the Contributor in determining to enter into the Transaction Documents, except as expressly set forth in Article 3 or the documents, agreements, certificates or other instruments contemplated hereby, and (c) the Contributor shall not have or be subject to any Liability of the Contributee or Parent or any of their Affiliates or representatives resulting solely from the distribution to the Contributee or Parent or any of their Affiliates or representatives, or the Contributee’s, Parent’s or any of their Affiliates’ or representatives’ use of, any such information, including any information, documents or material made available to the Contributee or Parent or any of their Affiliates or representatives in any “data rooms,” management presentations or in any other form in expectation of or negotiation of this Agreement, the other Transaction Documents and the other transactions contemplated hereby and thereby. Each of Contributee and Parent acknowledges that the acquisition of the Contributed Assets, Assumed Liabilities and Business hereunder is without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement or the documents, agreements, certificates or other instruments contemplated hereby or thereby.

ARTICLE 5
COVENANTS

5.1               Covenants Against Disclosure.

(a)                Except as may be required by Law, Contributor shall not, and shall not permit its Affiliates to (i) disclose to any Person in any manner, directly or indirectly, any confidential information or data, whether of a technical or commercial nature, directly relating to its business or the business of any Contributed Subsidiary, the Contributed Assets or the Assumed Liabilities, or (ii) use, or permit or assist, by acquiescence or otherwise, any Person to use, in any manner, directly or indirectly, any such information or data, except to the extent that Contributor or any such Affiliates have retained rights therein as provided herein, or is required to disclose such information by judicial or administrative process or pursuant to applicable Law, and excepting disclosure of such data or information as is at the time generally known to the public or otherwise in the public domain and which did not become so generally known or a part of the public domain through any breach of any provision of this Section 5.1(a) hereof by Contributor.

(b)                The initial public disclosures, including a Form 8-K to be filed with the Securities and Exchange Commission by Parent, relating to this Agreement and the transactions contemplated herein shall be made solely by Parent; provided, however, that Parent shall provide the Contributor a reasonable period of time to review and comment on such disclosures, and in good faith take into account any comment made by Contributor during such period; provided further, however, that the Parties shall be permitted to make any other public disclosures regarding this Agreement or the transactions contemplated hereby that are necessary to fulfill public disclosure requirements of any Governmental Authority or required to be made by applicable Law or Order.

5.2               Notification of Certain Matters. Prior to the Closing, except as prohibited by Law, each of the Contributor and Parent shall promptly notify the other Parties in writing of:

(a)                any inaccuracy of any representation or warranty contained in this Agreement;

(b)                any notice or other communication from any Person alleging that notice to or consent of such Person is required in connection with the transactions contemplated by this Agreement;

(c)                any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d)                any filing or notice made by such Party with any Governmental Authority in connection with the transactions contemplated by this Agreement.

5.3               Employee Matters.

(a)                Continuing Employees. On the Transfer Date, Contributor shall cause the employment of all of its employees (the “Continuing Employees”) to be transferred to NewCo, where their employment shall continue through and after the Closing Date, (i) at an annual base salary or wage level, as applicable, and annual bonus and annual incentive opportunities (excluding any deferred compensation arrangements, transaction based bonus opportunities, or equity or equity based incentive compensation), that are the same as those provided to each such Continuing Employee immediately prior to the Transfer Date (disregarding any increases in such amounts since January 1, 2019 to the extent not made in the ordinary course of business and consistent with past practice), and (ii) with employee benefits that are substantially comparable in the aggregate to the employee benefits provided to each such Continuing Employee immediately prior to the Transfer Date (excluding any defined benefit pension plans or retiree welfare benefits).

(b)                This Section 5.3 shall inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.3 shall confer upon any Continuing Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.3, express or implied, shall be deemed an amendment of any plan providing benefits to any Continuing Employee or as altering the at-will nature of any Continuing Employee’s employment. Nothing in this Agreement shall be deemed to limit the right of NewCo to terminate the employment of any Continuing Employee at any time or construed as altering the at-will nature of any Continuing Employee’s employment; and provided further that nothing in this Agreement shall be deemed to limit the right of NewCo, following the Closing, to (y) change or modify the terms and conditions of employment for any Continuing Employee or (z) change, modify, or terminate any employee benefit plan or arrangement.

5.4               Conduct of Business.

(a)                From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to its terms and except as otherwise provided in this Agreement or as set forth in Schedule 5.4 or otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company Group shall continue to conduct its business in the ordinary course of business consistent with past practice (including its cash management customs and practices (including the collection of receivables and payment of payables)) and shall use commercially reasonable efforts to carry on and preserve intact its current business organization, keep available the services of its current officers and employees, maintain the existence of and protect all Intellectual Property owned by the Company and preserve its goodwill and relationships with customers, licensors, licensees and others with whom the Company Group has contractual or other commercial relations in substantially the same manner as such relationships existed immediately prior to the date of this Agreement.

(b)                Without limiting the terms of Section 5.4(a), from the date hereof until to the earlier of the Closing or the termination of this Agreement pursuant to its terms, except as (1) expressly permitted or required by this Agreement, (2) expressly set forth in Schedule 5.4 or (3) otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company Group shall not:

(i)                 Take any action or omit to take any action that would require disclosure under Section 3.7;

(ii)               (A) enter into any Contract, agreement or arrangement (1) outside of the ordinary course of business, or (2) prohibiting in any way the conduct of the business of any entity in the Company Group or (B) directly or indirectly engage in any transaction, arrangement or Contract with any officer, director, stockholder or Affiliate of the Company or any relative of such an officer, director or Affiliate, outside the ordinary course of business;

(iii)             enter into, materially amend or modify outside the ordinary course of business or terminate any agreement the disclosure of which would be required by Section 3.16 of this Agreement were such agreement in effect as of the date of this Agreement;

(iv)              split, combine or reclassify any equity securities of any entity in the Company Group, or issue any other securities in respect of, in lieu of or in substitution for any equity securities of any entity in the Company Group;

(v)                issue, grant, deliver or sell, or purchase, redeem or otherwise acquire, any equity securities of any entity in the Company Group or any securities convertible into such equity securities or options to acquire any such convertible securities;

(vi)              adopt, amend, restate, supplement or otherwise modify the Company Group Charter Documents;

(vii)            introduce any of the following changes: (A) with respect to the operation of the business or any entity in the Company Group, (x) any material change in the types, nature, or composition, outside the ordinary course of business, or (y) quality, in each case of the services sold, leased or delivered by such Person, or (B) any material change to the manner in which the Contributor licenses or otherwise distributes the Company Platform, outside the ordinary course of business;

(viii)          declare, pay or otherwise set aside for payment any non-cash dividend or other non-cash distribution with respect to any equity securities of any entity in the Company Group;

(ix)              acquire any Person or other business enterprise or division thereof (whether by merger, consolidation, sale of stock, sale of assets or otherwise), or otherwise merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person;

(x)                sell, lease, license, convey or otherwise dispose of any assets of any entity in the Company Group, other than the sale or license of the Company Platform in the ordinary course of business;

(xi)              incur any Debt, except for (A) Debt to the extent incurred for the purpose and in an amount no greater than the amount set forth opposite such purpose on Schedule 5.4(b)(xi), and (B) any additional Debt that (1) does not exceed an aggregate principal amount of $250,000 under any credit facilities existing as of the date hereof, and (2) is incurred in the ordinary course consistent with past practice;

(xii)            increase the compensation or benefits of any Continuing Employee, including salaries, bonuses, incentives or any other benefits, other than an increase in wages or salaries in the ordinary course of business consistent with past practice or as required by applicable Law or pursuant to the terms of any employee benefit plan as in effect on the date hereof;

(xiii)          waive any rights of material value;

(xiv)          (A) delay or postpone any payment of any accounts payable or other payables or expenses, or accelerate the collection of accounts receivable or cash collections of any type or (B) revise or amend any billing policy of any entity in the Company Group to facilitate any of the actions in clause (A);

(xv)            settle or compromise any pending or threatened Action, except for settlements or compromises solely for monetary damages in an amount equal to or less than $250,000, whether individually or in the aggregate, for which the Company Group receives a full release;

(xvi)          (A) assume, guarantee or endorse or otherwise become responsible for, the obligations of any other Person; (B) enter into any off-balance sheet financing arrangement or any accounts receivable or payable financing arrangement; or (C) make or grant any loans, advances or investments or similar financial commitments to others or purchase debt securities of others;

(xvii)        enter into any transaction with or for the benefit of (A) any member of the Contributor or (B) any of Contributor’s Affiliates other than the Transactions, the other Transaction Documents and the transactions contemplated herein and therein;

(xviii)      except as required by GAAP or in the ordinary course of business, revalue any of its material assets (whether tangible or intangible) or make any change in accounting practices or policies;

(xix)          (A) materially amend, modify, renew, extend, replace, terminate (prior to the end of its term) or grant any release, waiver or relinquishment of any material right under any Material Contract, except in the ordinary course of business consistent with past practice and in a manner that is not materially adverse to the Company Group, or (B) enter into any new Contract that would have been a Material Contract, if entered into prior to the date hereof, except, in each case, in the ordinary course of business consistent with past practice;

(xx)            terminate the coverage of any Insurance Policies, or fail to maintain insurance upon all its material assets and properties in such amounts and of such kinds comparable to that in effect as of the date hereof;

(xxi)          make, revoke or change any election in respect of Taxes, adopt or change any accounting period, adopt or change any method of accounting in respect of Taxes, file any amended Tax Returns, enter into any closing or similar agreement with respect to Taxes, settle any claim or assessment in respect of Taxes with any Taxing Authority or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority;

(xxii)        liquidate, dissolve, fail to maintain its existence, recapitalize, reorganize or otherwise wind up its business or operations;

(xxiii)      take any action that could reasonably be expected to materially adversely affect the Company Group’s ability to consummate the Transactions;

(xxiv)      enter into any lease, the obligations of the Company Group as lessee would, under GAAP, be required to be capitalized;

(xxv)        take any action or omit to take any action, the taking or omission of which, would reasonably be expected to have a Material Adverse Effect; and/or

(xxvi)      agree in writing to take any of the actions described in this Section 5.4(b).

(c)                From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to its terms and except as otherwise provided in this Agreement or as set forth in Schedule 5.4 or otherwise consented to in writing by Contributor (which consent shall not be unreasonably withheld or delayed), each of Parent and Contributee shall continue to conduct its business in the ordinary course of business consistent with past practice and shall not, and shall not cause or permit any of its Affiliates to, take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Parent to fail to qualify as a REIT or Contributee or any Subsidiary of Parent or Contributee to cease to be treated as any of a partnership or disregarded entity for federal income tax purposes.

5.5               Public Announcements. No Party shall issue any press release or otherwise make any public announcement concerning this Agreement, the Transaction Documents or the Transactions without the prior written consent of Parent and the Contributor (not to be unreasonably withheld, conditioned or delayed). Each of the Parties agrees that, except as provided above, the terms of this Agreement and each Transaction Document or the Transactions shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law.

5.6               Required Member Approval. The Contributor shall use its best efforts to obtain the Required Member Approval and deliver to Parent, not later than ten (10) Business Days prior to the Closing, a true, correct and complete copy of the Member Written Consent evidencing the adoption of this Agreement and the Transactions by the Members constituting the Required Member Approval.

5.7               Intentionally Left Blank.

5.8               Cooperation; Consents.

(a)                The Parties will each cooperate with each other and use reasonable best efforts (i) to take, or to cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under the Agreement, applicable Law or otherwise to consummate and make effective the Transactions, (ii) to obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority required to be made by such Person in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iii) to make all necessary filings, make such notices, and make any other required submissions, with respect to this Agreement, that are necessary, proper or advisable under applicable Law or otherwise are reasonably required to obtain the Contributor Approvals, and to comply with Law. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking such consents, licenses, permits, waivers, or approvals, authorizations or orders and promptly inform the other Parties of any oral communication or written communications with any Governmental Authorities regarding any such consents, waivers or approvals.

(b)                The Contributor shall use reasonable best efforts to give all notices and obtain all consents set forth on Section 3.4(a) of the Contributee Disclosure Schedule; provided, however, no entity in the Company Group shall be obligated to pay any consideration therefor.

5.9               Amendment to Notes. Prior to November 1, 2019, the Contributor shall enter into an Omnibus Amendment to the Convertible Notes (the “Omnibus Amendment to Convertible Notes”) with the Required Investor (as defined in the Convertible Notes), in a form reasonably acceptable to Contributee, pursuant to which the maturity date thereunder is extended to a date on or after the Closing Date but in no event later than thirty (30) days following the Closing Date and the holders thereof have waived any and all defaults of any kind and nature occurring on or prior to the date of such amendment.

5.10           SEC Investigation. BrixInvest shall, and shall cause each entity in the Company Group, as applicable, to diligently negotiate, finalize, execute and deliver a settlement agreement and any other documents, instruments or agreements of any kind and nature required to be entered into in connection therewith (the “Settlement Documents”) in connection with that certain administrative proceeding commenced by the SEC against BrixInvest (and described on Schedule 5.10) and to timely and fully satisfy and comply with the terms of any resulting order of the SEC, including but not limited to any requirement to cease-and-desist from certain activities and to pay any civil money penalty to the Commission (together with all other obligations of the Company Group under the Settlement Documents, the “SEC Obligations”). BrixInvest will keep Parent informed of the status, and provide Parent copies, of any and all communication with the Commission regarding the Settlement Documents.

5.11           Parent Board of Directors. Parent shall take or shall cause to be taken all corporate or other action necessary to appoint Joe Hanauer as an additional member of the board of directors of Parent immediately following the Closing.

5.12           Spin-Off of Daisho OP Holdings. Prior to the Closing, BrixInvest shall cause to be distributed to its members 100% of the membership interests of Daisho OP Holdings (the “Daisho Spin-Off”).

5.13           Assumption of Offer Letters. Prior to the Closing, Parent shall, or shall cause one of its subsidiaries to, accept the assignment of the Offer Letters, and agree to be bound by the terms thereof as if entered into by Parent or such subsidiary.

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1               Wrong Pockets; Further Assurances.

(a)                  In the event that, following the Closing, (i) the Contributor becomes aware of any right, property or asset in the possession or control of the Contributor or any of its Affiliates which is not included as a Contributed Asset on Schedule 1.1(a) but which, consistent with the methodologies and principles used by the Parties in preparing Schedule 1.1(a), should have been included as a Contributed Asset, or (ii) the Contributee becomes aware of any right, property or asset in the possession or control of the Contributee or any of its Affiliates which is not included as an Excluded Asset on Schedule 1.1(b) but which consistent with the methodologies and principles used by the Parties in preparing Schedule 1.1(b), should have been included as an Excluded Asset, then the Contributor or the Contributee, as applicable, shall notify the other Party thereof as soon as reasonably practicable, and the Parties shall cooperate in good faith in procuring treatment of such right, property or asset as a Contributed Asset or Excluded Asset, as applicable, hereunder, including causing any transfer of such Contributed Asset or Excluded Asset, as applicable, pursuant to the other provisions of this Section 6.1.

(b)                  Each of the Contributor and the Contributee shall, or shall cause their respective Affiliates to, at the request of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (i) vest in NewCo all of the rights, title and interests of the Contributor and its Affiliates in and to the Contributed Assets as contemplated hereby, (ii) effectuate NewCo’s assumption of the Assumed Liabilities, (iii) vest in Contributee all rights, title and interest in and to the Contributed Interests, and (iv) grant to each Party all rights contemplated herein to be granted to such Party under the Transaction Documents. In the event any Contributed Assets or Contributed Interests remain vested in the Contributor or any of its Affiliates, the Contributor shall (or shall cause its applicable Affiliate to), transfer such Contributed Asset or Contributed Interests as soon as reasonably practicable to NewCo or Contributee (as applicable) or to their respective designee. The Contributor shall notify the Contributee as soon as reasonably practicable upon becoming aware that that there are any Contributed Assets or Contributed Interests in its possession or control or that of any of its Affiliates. In the event any Excluded Asset is vested in NewCo or any of its Affiliates following Closing, NewCo shall (or shall cause its applicable Affiliate to) transfer such Excluded Asset as soon as reasonably practicable to the Contributor or its designee. The Contributee shall notify the Contributor as soon as reasonably practicable upon becoming aware that that there are any Excluded Assets in NewCo’s possession or control or that of any of its Affiliates.

(c)                   In the event that the Contributor receives any invoices from any obligor with respect to any Contributed Asset or Assumed Liability, then the Contributor shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to NewCo. In the event that NewCo receives any payments from any obligor with respect to any Excluded Asset or Excluded Liability, then NewCo shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to the Contributor.

(d)                  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use their respective commercially reasonable efforts to take, or cause to be taken, or as appropriate to refrain from taking, all actions, and to do, or cause to be done, or as appropriate to refrain from doing, all things reasonably necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents, including (i) defending any Actions challenging this Agreement or otherwise seeking to enjoin or delay the consummation of the transactions contemplated by the Transaction Documents, (ii) executing and delivering any instruments and taking any other actions, including furnishing to each other Party any assistance or information the other Party reasonably requires in order to carry out the intent of the Transaction Documents, and (iii) providing reasonable assistance or information to each other Party in respect of regulatory or other governmental filings and disclosures and otherwise compliance with applicable Law, to the extent such information is in the possession of such Party. Notwithstanding the foregoing, neither the Contributor nor any of its Affiliates will be obligated to make any payments, or otherwise pay any consideration, to any Third Party to obtain any applicable consent, waiver or approval.

6.2               Tax Matters.

(a)                Except as otherwise provided herein, the Contributor shall be liable for, and shall pay any transfer Taxes or other similar Tax customarily imposed on a contributor in an asset contribution transaction, and the Contributee shall be liable for, and shall pay any transfer Taxes or other similar Tax customarily imposed on a contributee in an asset contribution transaction, that are imposed in connection with the transfer of the Contributed Assets pursuant to this Agreement and each shall timely file all Tax Returns required with respect thereto.

(b)                The Contributor and the Contributee shall cooperate, to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns and any audit, Action, or other proceeding involving Taxes. Cooperation shall include the retention and, upon the other Party’s request, the provision of records and other information reasonably relevant to the preparation of a Tax Return or the conduct of an audit, litigation, or other proceeding.

(c)                Except with respect to the Excluded Assets, the Contributor shall timely file or cause to be timely filed when due all material Tax Returns required to be filed on or prior to the Closing Date and shall pay or cause to be paid all material Taxes shown due thereon. The Contributee shall timely file or cause to be timely filed when due all material Tax Returns required to be filed on or after the Closing Date but relating to periods ending on or prior to the Closing Date, and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law and on a basis consistent with this Agreement. The Contributee shall prepare or cause to be prepared all other Tax Returns.

6.3               Directors’ and Officers’ Indemnification and Insurance.

(a)                Without limiting any rights that any manager, director, executive officer or employee of Contributor or of its Affiliates may have under any indemnification agreement or the Organizational Documents of Contributor or as otherwise afforded by applicable Law (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Law), all of which shall survive the Closing, anything to the contrary contained in any Transaction Document notwithstanding, or under the Organizational Documents of Parent or the Contributee, in addition to, and not in limitation of any other indemnity rights contained in any Transaction Document, from and after the Closing Date, Parent and the Contributee shall, jointly and severally, indemnify and hold harmless the current or former managers, directors, executive officers or employees of Contributor and its subsidiaries and Affiliates acting in their capacity as such (collectively, the “D&O Indemnified Parties”) to the fullest extent authorized or permitted under applicable Law, as now or hereafter in effect, for acts or omissions by such D&O Indemnified Parties occurring prior to the Closing Date. Without limiting the foregoing, Parent and the Contributee shall use reasonable efforts to, and shall use reasonable efforts to cause NewCo and each Contributed Subsidiary to, for a period of not less than six (6) years after the Closing Date, (i) maintain provisions in its Organizational Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of D&O Indemnified Parties that are no less favorable to those Persons than the provisions of the Organizational Documents of Contributor and its Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)                As of the Closing Date, Contributee shall have obtained, at its sole cost and expense, and, for a period of six (6) years after the Closing Date, Contributee shall maintain in effect a policy of directors’ and officers’ liability insurance reasonably satisfactory to Contributor on terms not less favorable than the terms of the directors’ and officers’ liability insurance coverage obtained by Contributor as in effect immediately prior to the Closing Date with respect to such individuals, in connection with the business of the Company Group with respect to claims arising from, or related to facts or events which occurred at or before, the Closing Date.

6.4               Access. The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the business of the Company Group, Contributed Assets, Assumed Liabilities and Excluded Assets and Excluded Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claims, suits or proceedings relating to any Tax, without charge or expense to the requesting Party.

6.5               Prohibited Transfers. Contributor acknowledges and agrees that following the Closing, it shall not Transfer any OP Units other than pursuant to a Permitted Transfer.

6.6               Use of Name. For a period not to exceed thirty (30) days following the Closing, Contributee agrees that BrixInvest shall have the right and license to use the name “RW Holdings” and any and all trademarks, trade names, and domain names associated therewith, until such time as RW Holdings, Inc., a Maryland corporation wholly-owned by BrixInvest, and RW Holdings Institutional Operator, LLC, a Delaware limited liability company wholly-owned by BrixInvest, are dissolved or otherwise cease to exist or their entity names are changed to remove the name “RW Holdings.” BrixInvest agrees, following the Closing, to take all action as reasonably necessary, including filings with proper state agencies, to effectuate such dissolutions, terminations of existence, or name changes. Notwithstanding the foregoing, the right and license granted herein shall expire on the date that is thirty (30) days following the Closing.

6.7               Transfer of Assets. Following the Closing, but in no event later than the date that is one (1) day prior to the one (1) year anniversary of the Closing Date, Parent and Contributee shall have caused all of the assets of Katana Merger Sub, LP immediately prior to the Closing Date to be transferred to, contributed to, or otherwise held by the Contributee (or its wholly-owned subsidiary).

ARTICLE 7
CLOSING CONDITIONS

7.1               Conditions to Obligations of Each Party. The respective obligations of each Party to effect the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the Parties hereto:

(a)                No Injunctions. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and has the direct effect of making the Transactions illegal or otherwise directly prohibiting consummation of the Transactions.

(b)                No Litigation. No Legal Proceeding shall be pending or threatened by or before any Governmental Authority (i) challenging or seeking to prevent or prohibit the consummation of any of the Transactions, (ii) seeking to prohibit or limit the ownership, operation or conduct by the Company Group or its Affiliates of any material portion of the business or assets of the Company Group taken as a whole, or challenging or seeking to dispose of or hold separate any material portion of the business or assets of the Company Group taken as whole, in each case as a result of the Transactions, or (iii) seeking to cause any of the Transactions to be rescinded following consummation and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(c)                Termination and Amendment of Advisory Agreements. (i) The REIT I Advisory Agreement and the NNN REIT Advisory Agreement shall have each been terminated pursuant to a form to be mutually agreed upon by the parties thereto, which form shall include a waiver and release of any acquisition, disposition or participation fees that may otherwise be due pursuant to such agreements, and (ii) the BRIX REIT Advisory Agreement shall have been amended and restated in a form to be mutually agreed upon by Contributee and the parties thereto.

7.2               Additional Conditions to Obligations of Parent and Contributee. The obligations of Parent and Contributee to effect the Transactions also are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by Parent:

(a)                Representations and Warranties. Each of the representations and warranties concerning the Company Group contained in this Agreement and in any certificate delivered pursuant hereto shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as if made at and as of such date (other than those representations and warranties made as of such specific date or dates, which shall be true and correct in all material respects as of such date or dates) except as would not reasonably be expected to constitute a Company Group Material Adverse Effect.

(b)                Agreements and Covenants. Each entity in the Company Group shall have performed or complied in all material respects with all of their respective obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, any of which may be waived in writing by Parent.

(c)                No Material Adverse Effect. Since the date of this Agreement, no Company Group Material Adverse Effect shall have occurred.

(d)                Officers’ Certificate. The Contributor shall have delivered to Parent a certificate, dated as of the Closing Date and executed on behalf of the Contributor by its Chief Executive Officer or another authorized officer, certifying compliance with each of the conditions set forth in Sections 7.2(a), (b) and (c).

(e)                Initial Contribution. Contributor shall have consummated the Initial Contribution and executed and delivered the following Transaction Documents to Parent:

(i)                 A Bill of Sale, Assignment and Assumption Agreement, substantially in the form set forth as Exhibit A (a “Bill of Sale and Assumption Agreement”), duly executed by BrixInvest and NewCo, assigning and transferring the Contributed Assets used in its business and effecting the assumption of the Assumed Liabilities;

(ii)               A Contribution and Distribution Agreement, substantially in the form set forth as Exhibit B (an “Contribution and Distribution Agreement”), duly executed by BrixInvest, Daisho and NewCo, assigning and transferring the Contributed Assets and the Contributed Interests to NewCo;

(iii)             An Assignment of Intellectual Property, substantially in the form set forth as Exhibit C (an “Assignment of Intellectual Property”) duly executed by BrixInvest; and

(iv)              An assignment in form and substance reasonably acceptable to Parent of all right, title and interest in all the equity interest in the Contributed Subsidiaries to NewCo and any amendments to the Organizational Documents of the Contributed Subsidiaries reasonably required by Parent to reflect such transfer.

(f)                 Required Consents. Contributor shall have obtained the consents and approvals set forth on Schedule 7.2(f) (the “Contributor Required Consents”) in a form reasonably satisfactory to Parent.

(g)                Key Person Agreements. Those certain Offer Letters with each of the Key Employees shall be in full force and effect and no default shall have occurred thereunder.

(h)                Restrictive Covenant Agreements. The Key Employees shall have entered into a customary sale of business Restrictive Covenant Agreement with the Contributee and NewCo in form and substance reasonably satisfactory to Parent, the Contributee, NewCo and the Key Employees (each, a “Restrictive Covenant Agreement”), which shall include confidentiality provisions that survive indefinitely and non-competition, non-solicitation (both as to employees and business relations), non-hire and non-disparagement restrictive covenants that survive until the earlier to occur of (i) a bona fide sale of the Contributee to a third party or the liquidation or winding up of the Contributee or (ii) four (4) years following the Closing Date.

(i)                 Secretary’s Certificate. Contributor shall have delivered to Parent a certificate of the Secretary of Contributor, certifying as to:

(i)                 Resolutions of Contributor’s managers and members, if necessary, authorizing the Transactions and the execution, delivery and performance of the Transaction Documents to which Contributor is a party;

(ii)                Resolutions of NewCo’s managers and members, if necessary, authorizing the Transactions and the execution, delivery and performance of the Transaction Documents to which NewCo is a party;

(iii)              The Company Group Charter Documents; and

(iv)              A good standing certificate, dated not earlier than ten (10) Business Days prior to the Closing Date, for each entity in the Company Group from their respective jurisdiction of formation or organization, as applicable.

(j)                 Employment Transition. Contributor shall have delivered proof reasonably acceptable to Parent that (i) the employment of all Continuing Employees, (ii) the contracts with independent contractors, (iii) except as may be limited by applicable Law, any personnel and independent contractor records (including all human resources and other records), and (iv) all employee handbooks, training materials and other marketing and expense management programs and materials that pertain to its business, have been properly transferred to, or established at, NewCo prior to the Closing, with all necessary third Person consents (except that Contributor may retain copies of such records or files, to the extent that it determines, in its reasonable discretion, is necessary to satisfy its obligations under Law).

(k)                Option Cancellation Notice. Contributor shall have delivered written notice to all holders of Company Options providing that, effective as of (but conditioned upon) Closing, all Company Options will be cancelled for no consideration in accordance with the terms of the Company Option Plan, such that from and after the Closing, all such cancelled Company Options will be void and of no further force and effect, will no longer be exercisable by the former holder thereof, and will no longer entitle the former holder thereof to any payment or other rights with respect thereto.

(l)                 Termination of Company Option Plan. Contributor shall have terminated the Company Option Plan effective as of (but conditioned upon) Closing.

(m)              Restricted Units. Prior to (but conditioned upon) Closing, the Key Employees shall have each voluntarily forfeited their rights to vesting of the Restricted Units, as a result of this transaction or otherwise, in BrixInvest and BrixInvest and the Key Employees shall have agreed to forfeit the Restricted Units in exchange for the consideration set forth in this paragraph. Contributee shall have, effective as of (but conditioned upon) Closing, established and issued to the Key Employees newly granted restricted units of Contributee which shall have the same or similar terms as the Class M Units as set forth in the Operating Partnership Agreement, except that such units shall be intended to constitute a “profits interest” for federal income tax purposes and shall be restricted until the earlier of (i) the four-year anniversary of the Closing Date or (ii) involuntary termination of such Key Employee’s employment without cause (as such term shall be defined in the restricted unit award agreements).

(n)                Operating Partnership Agreement. Contributor shall have delivered the Operating Partnership Agreement duly executed by Contributor.

(o)                Intentionally Left Blank.

(p)                Omnibus Amendment. Contributor shall have secured approval of the Omnibus Amendment to Convertible Notes and such Omnibus Amendment to Convertible Notes shall have been duly executed and be in full force and effect.

(q)                Distribution Schedule. The Contributor shall have prepared and delivered the final Distribution Schedule, prepared in accordance with Section 2.2(a).

(r)                 Settlement Documents and SEC Obligations. The Settlement Documents shall have been entered into and are in full force and effect, no default shall have occurred under any of the Settlement Documents and all SEC Obligations have been fully and timely satisfied and all payment and performance obligations shall have been paid and performed, as and when due.

(s)                 Assignment of Contributed Interests. The Contributor shall have delivered to the Contributee a membership interest assignment representing all of the Contributed Interests, together with appropriate instruments of transfer to convey the same to Contributee, in form and substance reasonably acceptable to the Contributee.

(t)                 General. Each entity in the Company Group shall provide to Parent any such other certificates, opinions, documents or instruments as may reasonably be requested by Parent, consistent with the terms of and transactions contemplated by this Agreement.

7.3               Additional Conditions to Obligations of the Contributor and NewCo. The obligations of the Contributor and NewCo to effect the Transactions also are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the Contributor:

(a)                Representations and Warranties. Each of the representations and warranties concerning Parent and the Contributee contained in this Agreement and in any certificate delivered pursuant hereto shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as if made at and as of such date (other than those representations and warranties made as of such specific date or dates, which shall be true and correct in all material respects as of such date or dates) except as would not constitute a Material Adverse Effect on Parent or the Contributee.

(b)                Agreements and Covenants. Each of Parent and Contributee shall have performed or complied in all material respects with all of its respective obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)                Officers’ Certificate. Parent shall have delivered to Contributor a certificate, dated as of the Closing Date and executed by a duly authorized officer of Parent, certifying compliance with the conditions set forth in Sections 7.3(a) and (b).

(d)               Operating Partnership Agreement. Parent shall have approved and adopted the Second Amended and Restated Limited Partnership Agreement of Contributor substantially in the form attached hereto as Exhibit D (the “Operating Partnership Agreement”).

(e)                OP Units. Contributee shall provide to Contributor any instruments of transfer as Contributor reasonably requests to vest all right, title and interest in and to the OP Units in Contributor.

(f)                 Registration Rights. Parent shall have executed and delivered to Daisho the Registration Rights Agremeent.

(g)                Secretary’s Certificate. Parent shall deliver a certificate of the Secretary of Parent, certifying as to:

(i)                 Resolutions of the board of directors of Parent on behalf of Parent itself and as general partner of the Contributee authorizing the Transaction and the execution, delivery and performance of the Transaction Documents to which Parent and the Contributee, respectively, is a party,

(ii)                The Organizational Documents of Parent and Contributee; and

(iii)              Good standing certificates, dated not earlier than ten (10) Business Days prior to the Closing Date, for Parent and the Contributee, respectively, from their respective jurisdictions of formation or organization; and

(h)                General. Parent and Contributee shall have delivered to Contributor any such other certificates, opinions, documents or instruments as may reasonably be requested by Contributor, consistent with the terms of, and the transactions contemplated by, this Agreement.

ARTICLE 8
INDEMNIFICATION

8.1               Contributor Indemnification. From and after the Closing, subject to the limitations and other provisions of this ARTICLE 8, Contributor agrees to indemnify, defend, and hold Contributee, Parent, and each of their respective Affiliates (including NewCo and the Contributed Subsidiaries), and each of their respective officers, directors, stockholders, partners, managers, and members and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns (each, a “Contributee Indemnified Party”), harmless from and against any and all Losses incurred by any Contributee Indemnified Party relating to:

(a)                the breach of any representation or warranty made by Contributor contained in ARTICLE 3;

(b)                the breach or failure to perform any covenant or agreement made or undertaken by Contributor or NewCo in this Agreement;

(c)                the Excluded Assets;

(d)                the Excluded Liabilities; and

(e)                the excess, if any, by which Net Debt and Transaction Expenses exceeds $7,300,000.

8.2               Contributee Indemnification. From and after the Closing, subject to the limitations and other provisions of this ARTICLE 8, Contributee and Parent jointly and severally agree to indemnify, defend and hold Contributor and its officers, directors, stockholders, partners, managers, and members and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns (each, a “Contributor Indemnified Party”), harmless from and against any and all Losses incurred by any Contributor Indemnified Party relating to:

(a)                the breach by Contributee or Parent of any representation or warranty made by Contributee or Parent and contained in ARTICLE 4;

(b)                the breach or failure to perform any covenant or agreement made or undertaken by Contributee or Parent in this Agreement;

(c)                the Contributed Assets; and

(d)                the Assumed Liabilities.

8.3               Indemnifying Procedures.

(a)                Upon receipt by a Contributor Indemnified Party or a Contributee Indemnified Party, as the case may be (the “Indemnified Party”), of notice from a Third Party of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party that might give rise to a claim for Losses under this ARTICLE 7, the Indemnified Party shall promptly give written notice thereof to the Contributee, on the one hand, or Contributor, on the other hand, as the case may be (the “Indemnifying Party”), indicating in reasonable detail the nature of such claim and the basis therefor, including (i) a copy of all papers served with respect to any such action, and (ii) the Indemnified Party’s best estimate of the amount of Losses that may arise from any such action; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. The Indemnifying Party will have thirty (30) days after such notice is given (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party with respect to the Third Party claim; provided, however, that, upon notice thereof to the Indemnifying Party, any Indemnified Party is hereby authorized, but is not obligated, prior to the Notice Period, to file any motion, answer or other pleading that it reasonably shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against the Third Party claim, the Indemnifying Party will have the right to control the defense of such matter by all appropriate proceedings and with counsel of its own choosing, at its sole cost and expense, and to compromise or settle such matter; provided, however, that the Indemnifying Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such matter without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), unless the terms of such settlement shall contain as an unconditional term thereof a full and complete release of the Indemnified Party by the Third Party. If the Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense, and in a manner so as not to unreasonably interfere with the defense of such matter by the Indemnifying Party. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend fails to commence or reasonably pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle (exercising reasonable business judgment), the matter; provided, however, that any such compromise or settlement consists solely of money damages to be borne by the Indemnifying Party and otherwise shall be reasonably satisfactory to the Indemnifying Party and shall contain as an unconditional term thereof a full and complete release of the Indemnifying Party by the Third Party in form and substance reasonably satisfactory to the Indemnifying Party. Payments to the Indemnified Party for Losses for Third Party claims which are otherwise covered by the indemnification obligations herein shall not be required except to the extent that the Indemnified Party has expended or simultaneously with such payment will expend, out-of-pocket sums. If the Indemnifying Party has assumed the defense of a Third Party claim, it shall reasonably proceed with such defense and promptly notify the Indemnified Party if it proposes to compromise or settle such Third Party claim in accordance with this Section 8.3. In any event in which the Indemnifying Party has assumed the defense of a Third Party claim, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel; provided, however, that the foregoing shall not prevent the Indemnified Party from taking the position that it is entitled to indemnification hereunder.

(b)                In the event any Indemnified Party should have an indemnification claim against any Indemnifying Party under a Transaction Document that does not involve a claim by a Third Party, the Indemnified Party, as quickly as is reasonably practicable after first obtaining actual knowledge of an indemnification claim, shall deliver notice of such claim to the Indemnifying Party indicating in reasonable detail the nature of such claim and the basis therefor, including the Indemnified Party’s best estimate of the amount of Losses that may arise from any such claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party from any liability that it may have to such Indemnified Party solely to the extent that the Indemnifying Party has been actually and materially prejudiced by such failure.

(c)                Parent and the Contributee shall, as well as their respective directors, officers, partners, and employees and the Contributee’s attorneys, accountants and agents to, at the request of Contributor, cooperate with Contributor as may be reasonably required in connection with the investigation and defense of any Third Party claim, Action or investigation relating to Contributor’s business or the Excluded Assets or the Excluded Liabilities that is brought against Contributor or any of its Affiliates relating in any way to its business at any time on or after the Closing. Likewise, Contributor shall, and shall instruct its directors, managers, officers, employees, attorneys, accountants and agents to, at Contributee’s request, cooperate with Contributee as may be reasonably required in connection with the investigation and defense of any Third Party claim, Action, or investigation relating to the Contributed Assets or the Assumed Liabilities that is brought against Contributee or Parent or any of their respective Affiliates at any time on or after the Closing.

8.4               Survival.

(a)                All covenants, agreements, representations and warranties of any Party under this Agreement, subject to the limitations specified in Section 8.4(b), (c) and (d), shall survive the Closing, and any indemnification claim asserted in accordance with Section 8.3 prior to the expiration of the applicable survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

(b)                Except as otherwise provided in Section 8.4(d) or (e), the obligations of the Contributor under Section 8.1(a) shall survive the Closing until the expiration of twelve (12) consecutive months after the Closing Date, with respect to claims made by Contributee Indemnified Parties by notice in writing to Contributor, received on or before such last day.

(c)                Except as otherwise provided in Section 8.4(d) or (e), the obligations of the Contributee and Parent under Section 8.2(a) shall survive the Closing until the expiration of twelve (12) consecutive months after the Closing Date, with respect to claims made by Contributor Indemnified Parties by notice in writing to the Contributee, received on or before such last day.

(d)                Notwithstanding the provisions of Section 8.4(a), 8.4(b) and 8.4(c), the obligations of:

(i)             Contributor in accordance with Section 8.1(a) with respect to the warranties and representations contained in (i) Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 and Section 3.21 shall survive the Closing for a period of three (4) years and Section 3.15 (together, the “Fundamental Representations”) shall survive the Closing until 11:59 p.m. California time on the date that is sixty (60) days after the expiration of the longest relevant statute of limitations period (including any extensions thereof) (as such statute of limitations period pertains to the underlying subject matter of such representation and warranty or covenant, or to the ability of any Contributee Indemnified Party or any third party to make a claim relating to a breach of such representation and warranty or covenant, as the case may be, whichever is later);

(ii)             Contributor in accordance with Section 8.1(b), (c) and (d) with respect to any covenants and agreements to be performed and complied with following the Closing and with respect to the Excluded Assets, in each case, shall survive the Closing indefinitely;

(iii)            Contributee and Parent in accordance with Section 8.2(a) with respect to the warranties and representations contained in Section 4.1, Section 4.2 and Section 4.4 shall survive the Closing for a period of three (3) years; and

(iv)            Contributee and Parent in accordance with Section 8.2(b), (c) and (d) with respect to any covenants and agreements to be performed and complied with following the Closing and with respect to the Contributed Assets and the Assumed Liabilities, in each case, shall survive the Closing indefinitely.

(e)                The limitations under Section 8.4 and 8.5 shall not apply in respect of claims for Fraud.

8.5               Limitations. Notwithstanding anything to the contrary contained in this Agreement or in any other Transaction Document:

(a)                Other than with respect to any claim for breach of a Fundamental Representation, the Contributee Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.1(a) with respect to any claim for indemnification for breach of (i) any representation or warranty made by Contributor contained in ARTICLE 3 (excluding any Materiality Qualified Rep) unless and until the amount of Losses (excluding costs and expenses of the Contributee Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Contributee Indemnified Party for any individual occurrence (or series of one or more occurrence arising from the same facts or circumstances) exceeds $10,000 and (ii) any Materiality Qualified Rep unless and until the amount of Losses (excluding costs and expenses of the Contributee Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Contributee Indemnified Party for any individual occurrence (or series of one or more occurrence arising from the same facts or circumstances) exceeds $20,000 (such thresholds set forth in Section 8.5(a)(i) and (ii), each a “Per-Claim Basket” and any such Losses disregarded pursuant to a Per-Claim Basket, an “Ineligible Loss”), after which, subject to Section 8.5(b), the Contributee Indemnified Parties shall be entitled to indemnification for such Losses with respect to such occurrence and not only those in excess of the applicable Per-Claim Basket.

(b)                Other than with respect to any claim for breach of a Fundamental Representation, the Contributee Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.1(a) with respect to any claim for indemnification unless and until the aggregate amount of Losses (excluding (x) Ineligible Losses and (y) costs and expenses of the Contributee Indemnified Parties incurred in connection with making such claims under this Agreement) incurred by the Contributee Indemnified Parties exceeds $415,000 (the “Basket Amount”), after which the Contributee Indemnified Parties shall be entitled to indemnification for such Losses to the extent of such Losses back to the first dollar.

(c)                Other than with respect to any claim for breach of a Fundamental Representation, the aggregate amount of Losses for which the Contributee Indemnified Parties shall be entitled to indemnification pursuant to Section 8.1(a) will not exceed $4,150,000 the “Cap”); provided, however, that, notwithstanding the foregoing or anything else to the contrary, the aggregate Liability of Contributor in respect of claims for indemnification pursuant to this Agreement (including under any provision of this ARTICLE 8) will not exceed the then remaining Fair Market Value of the OP Units subject to forfeiture hereunder.

(d)                For purposes of determining both whether or not a breach of a representation and warranty by Contributor under this Agreement has occurred and for purposes of calculating the dollar amount of Losses for which any Contributee Indemnified Party is entitled to indemnification for such breach, each of such representations and warranties that contain any qualification as to “material,” “Material Adverse Effect” and similar qualifiers (each, a “Materiality Qualifier”) will be deemed and interpreted to be a representation or warranty made without such qualification. If Contributee or Parent breaches any representation or warranty for which indemnification may be provided under Section 8.2(a), then, solely for purposes of calculating the dollar amount of Losses for which any Contributor Indemnified Party is entitled to indemnification for such breach, each of such representations and warranties that contain any qualification as to “material,” “Material Adverse Effect” and similar qualifiers will be deemed and interpreted to be a representation or warranty made without such qualification.

(e)                The amount of any Loss for which indemnification is provided under this ARTICLE 8 shall be net of (i) any amounts actually received by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any Third Party and (ii) third party insurance proceeds (for the avoidance of doubt, not including self-insurance or insurance with a captive insurance Affiliate), which shall be an offset against such Loss. The Indemnified Party shall use commercially reasonable efforts to seek recovery from all such sources to minimize any Loss for which indemnification is provided under this ARTICLE 8. If the amount to be netted hereunder from any payment required under this ARTICLE 8 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE 8, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE 8 had such determination been made at the time of such payment.

8.6               No Circular Recovery. From and after the Closing, the Contributor, on behalf of itself and each Member and any subsequent transferee of any OP Units of the Contributor or any Member and each of their successors, assigns, transferees, representatives, agents and any other Person claiming by, through, or under any of the foregoing (each, a “Contributor Related Party”) hereby expressly: (a) waives and releases any rights of subrogation, offset, contribution, indemnification, advancement of expenses or other remedies or rights of recovery of the Contributor and any Contributor Related Party, regardless of whether such right is pursuant to any Governing Document, Contract, Law or otherwise, for any Event that gives or may give rise to any indemnification obligation or other Liability of the Contributor or any Contributor Related Party, under this Agreement, any or Transaction Document or in connection with the Transactions (for the avoidance of doubt, disregarding any time, economic, procedural or other limitation set forth in this Agreement or otherwise and irrespective of whether a claim for such Event is actually made, resolved or recovered); (b) agrees that neither the Contributor nor any Contributor Related Party shall have a right of contribution or subrogation against or indemnity from any Contributee Indemnified Party in the event the Contributor or any Contributor Related Party is required to take, or refrain from taking, any action, whether by the payment of money or otherwise, as a result of this Section 8.6; and (c) waives, and covenants to refrain from and to cause each Contributor Related Party to refrain from, directly or indirectly, exercising, enforcing, asserting or otherwise commencing any Action with respect to, any rights described in the foregoing clause (a); provided, that, notwithstanding the foregoing, this Section 8.6 shall not limit the indemnification rights of the D&O Indemnified Parties set forth in Section 6.3.

8.7               Contributor Release.

(a)                Effective as of the Closing, the Contributor on behalf of itself and Daisho hereby irrevocably and unconditionally releases, acquits and forever discharges Parent, the Contributee and each of their Affiliates (including NewCo and the Contributed Subsidiaries) and each of their respective past, present, and future, direct and indirect, equityholders, parents, Subsidiaries, principals, directors, managers, partners, general partners, limited partners, officers, employees, trustees, joint ventures, predecessors, insurers, attorneys, agents and representatives, and each of their respective successors, assigns, beneficiaries, heirs, executors, personal and legal representatives (individually, a “Releasee” and, collectively, the “Releasees”) of and from any commitment, obligation, right, promise, compensation, Contract, Action, Liability, Damage or claim of any kind or nature, at Law or in equity, arising out of or relating to, directly or indirectly, any act, omission, matter, cause, circumstance, event or other transaction occurring contemporaneously with or prior to the Closing, including any claims arising from or relating to the Contributor or any Contributor Related Party’s prior relationship or status with any Releasee (the “Causes of Action”); provided, however, that the Causes of Action shall not include any rights or claims by such Releasee arising from or related to this Agreement or any other Transaction Document. The Contributor understands that this is a full and final general release of any Action, Damage or Liability of any kind or nature, that could have been asserted in any Action against any Releasee. For purposes of implementing a full and complete release and discharge of the Releasees, this Section 8.7 is intended to include in its effect any Actions, Damages or Liabilities of any kind or nature which the Contributor or any Contributor Related Party does not know of or suspect to exist in its favor at the time of signing this Agreement, and that this release contemplates the release of any such Actions, Damages or Liabilities.

(b)                The Contributor, on behalf of itself and each other Contributor Related Party, further acknowledges and agrees that: (i) any Releasee may, from time to time, (A) enter into agreements for additional types of financing, including recapitalizations, mergers and initial public offerings of capital stock of such Releasee, or (B) pursue acquisitions or enter into agreements for the sale of such Releasee or their assets or properties, which may result in or reflect an increase in equity value or enterprise value; (ii) any and all Actions arising from or relating to such transactions or such increases in equity value or enterprise value are encompassed within the scope of this release; and (iii) the sole exceptions to the scope of this release are for claims arising after the Closing directly under this Agreement or the other Transaction Documents in accordance with their terms.

(c)                The Contributor, on behalf of itself and each other Contributor Related Party, represents and warrants to the Releasees that: (i) neither it nor any other Contributor Related Party has assigned any Causes of Action against any Releasee; (ii) it has consulted with counsel with respect to this Agreement and has been fully apprised of the consequences of this release; (iii) it has had access to adequate information regarding the terms of this Agreement and any other matters encompassed by this Agreement or the Transactions (including the scope and effect of this release) to make an informed and knowledgeable decision with respect to entering into this Agreement, the other Transaction Documents and consummating the Transactions; and (iv) it has not relied upon any Releasee in deciding to enter into this Agreement or the other Transaction Documents and has made its own independent analysis and decision to enter into this Agreement and the other Transaction Documents. Effective upon the Closing, the Contributor, on behalf of itself and each other Contributor Related Party, hereby waives, covenants to refrain from, agrees to cause each other Contributor Related Party to refrain from, directly or indirectly, exercising, enforcing, asserting or otherwise commencing any Action with respect to, the Causes of Action. The Releasees are intended to be third party beneficiaries of this Section 8.7.

8.8               Exclusive Remedy. The Parties acknowledge and agree that the remedies provided for in this Agreement and the other Transaction Documents shall be the Parties’ sole and exclusive remedies with respect to the subject matter of this Agreement and of the other Transaction Documents, other than for a claim of Fraud, and further that nothing in this Agreement or any other Transaction Document shall operate to limit the rights of the Parties to seek equitable remedies (including injunctive relief or specific performance). No amount of Loss shall be recoverable under this Agreement by any Indemnified Party to the extent such Party has asserted a claim and received indemnification for the same amount of Loss under any other Transaction Document (the purpose and intent of the foregoing to avoid “duplicative recovery”). It is the Parties’ intention that the indemnification provisions set forth in this Agreement shall control and determine the Parties’ respective rights and obligations as against or among the Parties concerning any claims with respect to the Contributed Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities.

8.9               Nature of Damages. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages, except to the extent such damages are finally and actually paid by the Indemnified Party to an unaffiliated Third Party in connection with a claim against the Indemnified Party.

8.10           Method of Payment. All amounts due and payable from Parent or Contributee to a Contributor Indemnified Party shall be made by wire transfer of immediately available funds within five (5) Business Days following final determination of a claim pursuant to Section 8.3.  Any amount due and payable from Contributor (or subsequent transferee of the OP Units) to a Contributee Indemnified Party pursuant to this ARTICLE 8 shall be satisfied, at Contributor’s sole discretion, in cash, by the forfeiture of OP Units, or both.  In the event that any claim for indemnification hereunder pursuant to the foregoing sentence, then the Contributor (or subsequent transferee of the OP Units) shall forfeit and the Contributee Indemnified Parties shall receive a number of OP Units (as equitably adjusted from time to time in respect of any conversion, split, combination, recapitalization or the like affecting the OP Units) equal to the quotient obtained by dividing (a) the amount of Losses indemnifiable by Contributor (or subsequent transferee of the OP Units) hereunder by (b) the then-current fair market value of the OP Units, which shall be determined by (x) multiplying the then-current per share net asset value of Parent’s Class C Common Stock (as set forth in Parent’s most recent prospectus or Form 10-K) by the number of Class C OP Units then outstanding and applying the then-applicable Conversion Ratio for the Class C Units (as set forth in the Operating Partnership Agreement) and (y) dividing the quotient by the number of Class C OP Units then outstanding (as equitably adjusted from time to time in respect of any conversion, split, combination, recapitalization or the like affecting the OP Units or in changes to the Conversion Rate of the OP Units) (“Fair Market Value”).

8.11           Tax Treatment of Indemnity Payments. Any payments made to any Party pursuant to this ARTICLE 8 shall constitute an adjustment of the Contribution Value for income tax purposes and shall be treated as such by the Contributor and the Contributee on their Tax Returns to the extent permitted by applicable Law.

ARTICLE 9
Termination

9.1               Termination. This Agreement may be terminated at any time prior to the Closing by certain of the Parties as provided below:

(a)                 by mutual written consent of Parent and Contributor;

(b)                by Parent by providing written notice to the Contributor, upon the occurrence of a Company Group Material Adverse Effect;

(c)                 by Parent if the Contributor has not delivered the Required Member Approval on or before the tenth Business Day prior to the Closing Date;

(d)                by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Contributor set forth in this Agreement which (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii) has not been cured within ten (10) Business Days following the earlier of receipt by Parent of written notice of such breach from the Contributor or receipt by the Contributor of written notice of such breach from Parent;

(e)                 by the Contributor, upon a breach of any representation, warranty, guarantee, covenant or agreement on the part of Parent or Contributee set forth in this Agreement which (i) would give rise to the failure of a condition set forth in Section 7.3 and (ii) has not been cured within ten (10) Business Days following the earlier of receipt by the Contributor of written notice of such breach from Parent or receipt by Parent of written notice of such breach from the Contributor;

(f)                 by either Parent or the Contributor, if there shall be any Law, order, injunction or decree which is final and nonappealable preventing the consummation of the Transactions or that makes consummation of the Transactions illegal; or

(g)               by either Parent or the Contributor, if the Closing shall not have occurred on or before 11:59 p.m. Pacific time on March 31, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(g) shall not be available to any Party whose failure to perform any material covenant, agreement or obligation hereunder has been the principal cause of the failure of the Closing to occur on or before such Outside Date.

9.2               Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of any Party or any of their respective Affiliates, officers, directors, stockholders, managers or partners and all rights and obligations of any Party hereto shall cease; provided, however, nothing herein shall relieve any Party from any liability for any breach of such Party’s representations, warranties covenants or agreements contained in this Agreement prior to such termination. Notwithstanding the foregoing, the provisions of this Section 9.2, Section 9.3, Section 9.4 and Article 10 (Miscellaneous) shall survive any termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement (and such obligations shall not be limited by this Section 9.2), which shall remain in full force and effect until the Closing.

9.3               Amendments and Waivers. Subject to compliance with applicable Law, any provision hereof may be amended, modified, terminated or supplemented and the observance of any provision hereof may be waived (either generally or in a particular instance, and either retroactively or prospectively) by a writing signed by Parent (on behalf of itself and Contributee) and the Contributor (on behalf of itself and NewCo). Any amendment, modification, termination, supplement or waiver effected in accordance with this Section 9.3 shall be binding upon each of the parties hereto.

9.4               Failure or Indulgence Not Waiver. No waivers of, or exceptions to, any term, condition or provision hereof, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of, or exception to, any such term, condition or provision. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

ARTICLE 10
GENERAL

10.1           Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement (and such schedules and exhibits), together with the other Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

10.2           Interpretation. For all purposes of the Transaction Documents, except as otherwise specifically stated therein:

(a)                the terms defined in the Agreement have the meanings assigned to them herein and include the plural as well as the singular;

(b)                all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)                pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(d)                words defined as one part of speech (such as a noun) include a corresponding meaning when used as another part of speech (such as a verb);

(e)                the words “include” and “including” shall be without limitation and shall be construed to mean “include, but not be limited to” or “including, without limitation;”

(f)                 the phrase “ordinary course of business” shall mean, with respect to an action taken by or omission of any Person, an action or omission that (a) is consistent in nature, scope and magnitude with the past practices of such Person and (b) does not require separate or special authorization or approval of any kind, including the board of directors or managers or any equityholder of such Person.

(g)                references to exhibits, schedules, Articles, Sections and paragraphs shall be references to the exhibits, schedules, Articles, Sections and paragraphs of this Agreement;

(h)                the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(i)                 references to “writing” or comparable expressions includes a reference to facsimile transmission, email or comparable means of communication;

(j)                 any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations and published interpretations thereof; provided that for purposes of any of the representations or warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, modified and/or supplemented and to regulations thereunder, and published interpretations thereof, in each case as of such specified date or dates; and

(k)                the terms “made available,” “provided,” “furnished” and words of similar import means the posting by or on behalf of the Contributor of materials to a virtual data room managed by the Contributor and made accessible to the Contributee during the one (1) Business Day prior to the execution of this Agreement or the physical delivery by or on behalf of the Contributor (including delivery by email or other electronic means) of such materials to the Contributee.

10.3           Submission to Jurisdiction; Governing Law; Waiver of Jury Trial. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located in Wilmington, Delaware for the purpose of any Action arising out of or based upon any of the Transaction Documents (“Covered Matters”), (b) agree not to commence any Action arising out of, or based upon, any Covered Matters except in the state courts or federal courts located in Wilmington, Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter of any Covered Matter may not be enforced in or by such court.  All Covered Matters shall be governed by, interpreted and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of Delaware. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Covered Matter. Each Party hereto (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any Covered Matter, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 10.3.

10.4           Amendment; Waiver. Subject to compliance with applicable Law, the provisions of this Agreement may not be amended, modified, or supplemented without the prior written consent of Parent and Contributor. No waiver by any of the Parties of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver. No waiver by any of the Parties any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.5           Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in Wilmington, Delaware in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

10.6           Time of the Essence. Time is of the essence with regard to all obligations under this Agreement.

10.7           Assignment. No Transaction Document or any rights or obligations under any of them are assignable without the prior written consent of all of the Parties.

10.8           Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

10.9           Recitals. The recitals are fully incorporated into this Agreement by reference.

10.10        Parties in Interest. This Agreement shall be binding upon, and inure to the benefit of, each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any Party to this Agreement.

10.11        Notices. Any notice or other communication hereunder must be given in writing and either (a) delivered in Person, (b) transmitted by electronic mail, provided that any notice so given is also mailed as provided in the following clause (c), or (c) mailed by a reputable overnight courier service as follows:

If to Parent, the Contributee or NewCo (Following the Closing), addressed to:

RW Holdings NNN REIT, Inc.

3090 Bristol Street, Suite 550

Costa Mesa, California 92626

Attention: Curtis B. McWilliams, Chairperson

Email: cbmcwilliams09@gmail.com

With a copy (which shall not constitute notice) to:

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, Georgia 30326

Attention: Lauren B. Prevost, Esq. and Amie Singer, Esq.

Email: lprevost@mmmlaw.com; asinger@mmmlaw.com

If to the Contributor or NewCo (Prior to the Closing), addressed to:

BrixInvest, LLC

3090 Bristol Street, Suite 550

Costa Mesa, CA 92626

Attention: Aaron Halfacre

Email: aaron@richuncles.com

With a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
201 17th Street NW, Suite 1700

Atlanta, GA 30363
Attention: Michael K. Rafter, Esq.

Email: mike.rafter@nelsonmullins.com

or to such other address or to such other Person as each Party shall have last designated by such notice to the other Parties. Each such notice or other communication shall be effective (i) when delivered in Person, (ii) if given by electronic mail, when transmitted to the applicable email address so specified in (or pursuant to) this Section 10.11, and (iii) if given by reputable overnight courier, one (1) Business Day after delivery or the first attempted delivery.

10.12        Expenses. Except as otherwise set forth in this Agreement, each of Contributor and Contributee shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of its accountants and counsel and, to the extent required hereunder, the fees and expenses of securing third party consents and approvals required to be obtained by it.

10.13        Representation By Counsel; Interpretation. Each of Party acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

10.14        Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all Parties remain valid, binding and enforceable. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

10.15        Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

ARTICLE 11
DEFINITIONs

For all purposes of the Transaction Documents, except as otherwise expressly provided or unless the context in which a term is used clearly requires otherwise:

“Action” means any suit, litigation, arbitration, mediation, claim, complaint, dispute, action, allegation, charge, demand, grievance, audit, investigation, inquiry, inspection, finding, review, survey, assessment, examination, notice letter or other proceeding.

“Affiliate” means with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or equity interests, by Contract or otherwise.

“AFFO” has the meaning set forth in the Operating Partnership Agreement.

“Agreement” has the meaning as set forth in the introductory paragraph.

“Anti-Corruption Laws” means any applicable Laws concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” means any applicable Laws concerning or relating to terrorism financing or money laundering, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), S.C. 2000, c.17, the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq.), the Trading with the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective 24, 2001, the Uniting and Strengthening American by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Assigned Contracts” has the meaning as set forth in Section 1.1(d).

“Assignment of Intellectual Property” means an assignment in substantially the form attached to the Agreement as Exhibit C assigning and transferring all of Contributor’s Intellectual Property.

“Assumed Liabilities” has the meaning as set forth in Section 1.1(c).

“AUM” has the meaning set forth in the Operating Partnership Agreement.

“Basket Amount” has the meaning as set forth in Section 8.5(b).

“Bill of Sale and Assumption Agreement” has the meaning as set forth in Section 7.2(e)(i).

“Business Data” means all business information and all personally-identifying information (including all Personal Information) and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by or on behalf of any entity in the Company Group through any of the Business Systems.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and other deposit gathering institutions in the Borough of Manhattan, City and State of New York are authorized or required by applicable Law to be closed.

“Business Systems” means all Software (including the Company Platform), computer hardware (whether general or special purpose), Computing Device, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for any entity in the Company Group in the conduct of its business.

“Cap” has the meaning as set forth in Section 8.5(c).

“Cardholder Data” has the meaning set forth in Section 3.20(m).

“Cash” means all cash, cash equivalents of the Company Group as part of the Contributed Assets, determined on a consolidated basis in accordance with the GAAP.

“Closing” has the meaning as set forth in Section 2.1.

“Closing Date” has the meaning as set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the U.S. Securities and Exchange Commission.

“Commitments” has the meaning set forth in Section 3.20(k).

“Company Group” means, collectively, BrixInvest, Daisho, NewCo and the Contributed Subsidiaries.

“Company Group Charter Documents” means, collectively, the Contributor Charter Documents and the Contributor Subsidiary Charter Documents.

“Company Group Owned IP” means all Intellectual Property that is owned, purported to be owned, filed for registration with a Governmental Authority by, or registered with a Governmental Authority in the name of or assigned to any entity in the Company Group (including the Registered Intellectual Property), and any and all Intellectual Property that the Company Group has asserted ownership of prior to the Closing Date (whether the Company Group has asserted that such Intellectual Property is owned singularly or jointly with a third party or parties).

“Company Group Intellectual Property” means the Company Group Owned IP and any other Intellectual Property used or held for use by any entity in the Company Group.

“Company Options” means options to purchase common units of BrixInvest pursuant to the Company Option Plan which are outstanding as of immediately prior to the Closing.

“Company Option Plan” means the Contributor’s 2016 Option Plan.

“Company Platform” means all Software made available by any entity in the Company Group to its customers or other third parties, and from which any entity in the Company Group has derived within the three (3) years preceding the date hereof or is currently deriving, revenue from the sale, license, subscription, support or provision thereof, whether directly or indirectly (e.g. Software provided as part of any product offering, even if the customer or other third party is not directly charged for such products).

“Company Sites” has the meaning set forth in Section 3.20(j).

“Computing Device” means any physical object that has the capacity to process instructions in executable code form, including personal computers, servers, mobile devices, tablets, routers, switches, wireless access points, and card readers.

“Consulting Agreement” has the meaning set forth in Section 3.20(f).

“Contributed Subsidiaries” means Rich Uncles NNN REIT Operator, LLC, a Delaware limited liability company and Brix Student Housing Operator, LLC, a Delaware limited liability company.

“Contribution and Distribution Agreement” has the meaning as set forth in Section 7.2(e)(ii).

“Contributor Approvals” means, collectively with any Contributor Governmental Approvals, any consent, license, permit, approval, waiver or authorization or order of, filing with or any notification to, the third Persons set forth on Section 3.4(a) of the Contributor Disclosure Schedule, required as a result of the execution and delivery of this Agreement or the consummation of the Transactions.

“Contributor Charter Documents” means the Governing Documents of the Contributor, as in effect from time to time, including the Certificate of Formation and the LLCA of the Contributor.

“Contributor Governmental Approvals” means any consent, license, permit, approval, waiver, authorization or order of, filing with or notification to, any Governmental Authority required as a result of the execution and delivery of this Agreement or the consummation of the Transactions, including those set forth on Section 3.4(b) of the Contributor Disclosure Schedule.

“Contributor Subsidiary Charter Documents” means the Governing Documents of each entity in the Company Group (other than the Contributor), as in effect from time to time.

“Confidential Information” means any information that is of value to its owner, is treated as confidential and is not already generally available to the public (other than as a result of a disclosure by any entity in the Company Group in violation of this Agreement), including trade secrets, the terms of this Agreement, pricing, business plans, systems, programs, software products, data systems, inventions, technological know-how, processes, agent and customer lists, product information, proprietary technical documentation, financial data and any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information.

“Continuing Employee” has the meaning as set forth in Section 5.3(a).

“Contract” means any binding contract, agreement, document, instrument, certificate, license, sublicense, deed, lease, sublease, assignment, power of attorney, purchase order, statement of work, insurance policy, benefit plan, letter of intent, franchise, commitment, obligation, covenant, assurance, promise, indemnity, representation, warranty, right, memoranda of understanding, offer letter, indenture, mortgage, security interest, guarantee or other arrangement of any kind, whether written or oral, together with any amendments, restatements, supplements or other modifications thereto.

“Contributed Assets” has the meaning as set forth in Section 1.1(a).

“Contributee” has the meaning as set forth in the introductory paragraph of this Agreement.

“Contributee Indemnified Party” has the meaning as set forth in Section 8.1.

“Contribution Value” has the meaning as set forth in Section 1.2(b).

“Contributor” has the meaning as set forth in the introductory paragraph to this Agreement.

“Contributor Indemnified Party” has the meaning as set forth in Section 8.2.

“Contributor Required Consents” has the meaning as set forth in Section 7.2(f).

“Conversion Rate” has the meaning set forth in the Operating Partnership Agreement with respect to the OP Units.

“Convertible Notes” means the convertible promissory notes evidencing a debt obligation of BrixInvest, issued on various dates pursuant to a private placement, in the aggregate principal amount of $4,000,000.

“Copyrights” means copyrights, whether registered or unregistered, in published works and unpublished works, and pending applications to register the same.

“Covered Matters” has the meaning as set forth in Section 10.3.

“D&O Indemnified Parties” has the meaning as set forth in Section 6.3(a).

“Daisho” has the meaning as set forth in the introductory paragraph to this Agreement.

“Daisho Spin-Off” has the meaning as set forth in Section 5.12.

“Data Privacy Laws” means data protection, privacy, security, confidentiality or destruction Laws in any relevant jurisdiction.

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company Group, to the conduct of its business, or to any of the Business Systems or any Business Data: (i) the Company Group’s own rules, policies, and procedures; (ii) all laws, including Data Privacy Laws; (iii) industry standards applicable to the industry in which the Company Group’s business operates; and (iv) Contracts into which the Company Group has entered or by which it is otherwise bound.

“Data Treatment” means the access, collection, use, import, export, processing, recording, organization, structuring, adaptation, alteration, retrieval, alignment, combination, erasure, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any Personal Information, sensitive, or confidential information or data (whether in electronic or any other form or medium).

“Dealers” means dealers, distributors, value added resellers, original equipment manufacturers, resellers, sales agents, sales representatives, integrators, and similar Persons.

“Debt” means, without duplication, any liability of any entity in the Company Group in respect of (a) indebtedness for borrowed money, including indebtedness, obligations and liabilities evidenced by notes, bonds, debentures or similar instruments, (b) all liabilities of the Company Group for the deferred purchase price of property or services, (c) all liabilities related to any earn-out or contingent payment or similar payment, (d) obligations under letters of credit, (e) all liabilities incurred in connection with the unwinding of any hedge, swap or other derivative transaction, (f) guarantees or sureties of the obligations of the type described in the other clauses of this definition of “Debt”, (g) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company Group, (h) all accrued interest expense and all unpaid penalties, fees, expenses, changes, prepayment or make-whole penalties or premiums or other breakage costs on any of the obligations of the type described in the other clauses of this definition of “Debt”, (i) accrued and unpaid income Taxes for any period or portion of any period ending on or prior to the Closing Date, in each case, calculated in accordance with GAAP and on the assumption that any applicable Tax period that begins before and ends after the Closing Date ends on the Closing Date, (j) obligations owing to current or former equityholders with respect to unpaid dividends or other distributions, (l) all obligations of the type referred to in the other clauses of this definition of “Debt” of other Persons secured by any Liens (other than Permitted Liens) on any property or asset of any of the Company Group.

“Domain Names” means Internet domain names.

“Earnout Adjustment Milestones” has the meaning set forth in the Operating Partnership Agreement regarding achievement of certain levels of AFFO and AUM.

“Employee Plan” means each (i) employee benefit plan (as defined in Section 3(3) of ERISA), (ii) nonqualified deferred compensation plan (as defined in Section 409A of the Code), or (iii) employment, severance, change-in-control, bonus, incentive, equity compensation, health, welfare, or fringe benefit, retirement, and any other compensatory or employee benefit plan, contract or arrangement of any kind (whether or not subject to ERISA, written or oral, qualified or nonqualified, funded or unfunded, insured or self-insured, foreign or domestic, currently effective or terminated).

“Environmental Laws” means any applicable Laws and other requirements having the force or effect of Law relating to or imposing Liability or standards of conduct concerning pollution or protection of the environment, public health and safety, or worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use or recycling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended, the Hazardous Substances Transportation Act, 49 U.S.C. Section 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Emergency Planning Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., and the Waste Electrical and Electronic Equipment Directive.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation, voting securities, debt securities or other similar ownership interest (however designated) in such Person, (b) any securities (including debt securities) directly or indirectly convertible into or exchangeable for any capital stock, partnership or membership interest, unit of participation, voting securities or other similar ownership interest (however designated) in such Person, (c) any option, warrant, purchase right, conversion right, exchange right or other Contract that would, directly or indirectly, entitle any other Person to subscribe for or acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights), and (d) any share or unit appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (a) through (c) above or other similar rights.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any other corporation or trade or business that would be treated as a single employer with any entity in the Company Group under Code Section 414 or Section 4001(a)(14) or 4001(b) of ERISA.

“Event” means any event, effect, fact, occurrence, circumstance, action, omission, condition, development, change or proceeding.

“Excluded Assets” has the meaning as set forth in Section 1.1(b).

“Excluded Liabilities” has the meaning as set forth in Section 1.1(b).

“Fair Market Value” has the meaning set forth in Section 8.10.

“Financial Statements” has the meaning as set forth in Section 3.6(a).

“FLSA” has the meaning as set forth in Section 3.18(b).

“Fraud” means an act, committed by or on behalf of a Party, with intent to deceive another Party to enter into this Agreement, and requires (i) a false representation of material fact made in this Agreement (ii) with actual knowledge (as opposed to constructive, imputed or implied knowledge) that such representation is false, (iii) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it, (iv) causing that Party, in justifiable or reasonable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action, (v) causing such Party to suffer damage by reason of such reliance and (vi) compliance with any other applicable legal requirements for asserting a claim of fraud (including, pleading with particularity).

“Fundamental Representations” has the meaning as set forth in Section 8.4(d)(i).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Document” means the (a) document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal organizational affairs and (b) any stockholders’ agreement, investor rights agreement, voting agreement, right of first refusal and co-sale agreement or any other Contract comparable to those described in clause (a) as may be applicable to such Person pursuant to applicable Law or by Contract, together with any legally binding amendments, restatements, supplements or other modifications thereto.

“Governmental Authority” means any (i) government, whether federal, provincial, state, local or municipal, domestic or foreign, (ii) governmental or quasi-Governmental Authority of any nature (including any governmental body, authority, agency, commission, instrumentality, branch, department, official or entity and any court or other tribunal), (iii) body, authority, agency, commission or instrumentality exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any kind, including any self-regulatory organization or (iv) arbitral tribunal.

“Hazardous Materials” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas or minerals in each case, whether naturally occurred or man-made, that is listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder, including: the Comprehensive, Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes and radon.

“Indemnified Party” has the meaning as set forth in Section 8.3(a).

“Indemnifying Party” has the meaning as set forth in Section 8.3(a).

“Ineligible Loss” has the meaning as set forth in Section 8.5(a).

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) all patents, pending patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (ii) trademarks, service marks, domain names, trade dress, corporate names, trade names, and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (iii) copyrights and all works of authorship, and all registrations, applications and renewals in connection therewith, (iv) mask works and all registrations and applications for registrations thereof; (v) Software, (vi) trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information, (vii) all other intellectual property rights; and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“IRS” means the Internal Revenue Service or any successor entity.

“Key Employees” means the individuals listed on Schedule 11.1.

“Knowledge” or “to the knowledge” of any Party means (a) in the case of Parent, the actual knowledge of the individuals listed in Schedule 11.2(a), (b) in the case of the Contributee, the actual knowledge of the individuals listed in Schedule 11.2(b), and (c) in the case of Contributor, the actual knowledge of the individuals listed in Schedule 11.2(c) and, in each case, the knowledge such Person would have upon a reasonable investigation of the Contributor’s books, records and employees.

“Law” means any foreign, provincial, federal, state, local or other law (including common law), statute, ordinance, rule, ruling, convention, act, constitution, code, treaty, fine, regulation, judgment, injunction, executive order, decree, award, judgment, injunction, requirement, pronouncement or other restriction of any Governmental Authority, including any Order.

“Legal Proceeding” means any Action by or before any Governmental Authority.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, guarantee, endorsement, duty, judgment, cause of action or other loss (including loss of benefit or profit), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, whether or not foreseeable, and whether due or to become due and regardless of when asserted., including those arising under any Law, Action, Order, Contract or Governing Document.

“Lien” means any lien, pledge, mortgage, deed of trust, deed to secure debt, lease, security interest, charge, claim, easement, encumbrance, hypothecation, encroachment, restriction, option, proxy, right of first offer or refusal, defect in survey or title or other lien or encumbrance of any kind.

“LLCA of the Contributor” means that certain Sixth Amended and Restated Company Agreement of the Contributor, dated as of May 14, 2019, as amended, restated, supplemented or otherwise modified from time to time.

“Loss” or “Losses” means any and all costs, expenses, losses or damages, Taxes, fines, penalties or Liabilities (including interest which may be imposed or incurred in connection therewith, court costs, litigation expenses, reasonable attorneys’ fees and costs).

“Mark” means any brand name, logos, service mark, trademark, trade name, or trade dress, together with the goodwill connected with the use of and symbolized by, and all registrations or application for registration of, any of the foregoing.

“Material Adverse Effect” means, (i) with respect to any entity in the Company Group or its business, any Event that has or could reasonably be expected to have a material adverse impact or effect on the Company Group, its business, the Contributed Assets, or the Assumed Liabilities, taken as a whole; provided that “Material Adverse Effect” shall neither be deemed to include the impact or effect of, nor shall there be taken into account in determining whether there has been a “Material Adverse Effect”: (a) changes in Laws or interpretations thereof or binding directives of Governmental Authority, (b) the announcement of this Agreement and the transactions contemplated hereby or the taking of any action contemplated by the Transaction Documents or any of them, (c) changes in GAAP or the interpretations thereof, (d) compliance with, and performance of, this Agreement and the transactions contemplated by this Agreement, (e) changes affecting general economic conditions or the industry in which Contributor operates, including competition in any geographic areas in which Contributor operates, (f) the failure of Contributor to meet projections of earnings, revenues or other financial measures (whether such projections were made by Contributor or any independent Third Parties), (g) general political, economic, financial or capital market conditions (including interest rates), (h) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack within or upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (i) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), and (ii) with respect to any entity in the Company Group, Parent or the Contributee, a material adverse effect on the ability of such Person, in a timely manner, to enter into, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or the Transaction Documents.

“Materiality Qualified Reps” shall mean the representations and warranties set forth in ARTICLE 3 that are subject to a Materiality Qualifier and are read and interpreted without regard to such Materiality Qualifier in accordance with Section 8.5(d) for purposes of ARTICLE 8 of this Agreement.

“Materiality Qualifier” has the meaning as set forth in Section 8.5(d).

“Member” means the holders of units, membership interests or other limited liability company interests (however designated) of Contributor as of immediately prior to the Closing.

“Member Written Consent” means the action taken by written consent of the Members approving and adopting this Agreement and the Transaction Documents to which the Contributor is or will be a party, the Transactions and the other transactions contemplated hereby and thereby in accordance with applicable Law and the Contributor Charter Documents.

“Net Debt” means the aggregate Debt of the Company Group that is an Assumed Liability less Cash, in each case as of the Closing.

“NewCo” has the meaning as set forth in the Recitals.

“NNN REIT Advisory Agreement” means that certain Second Amended and Restated Advisory Agreement by and among Parent, Rich Uncles NNN REIT Operator, LLC, and BrixInvest, dated as of August 11, 2017, as amended.

“Notice Period” has the meaning as set forth in Section 8.3(a).

“Object Code” means Software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Offer Letters” means, collectively, (a) that certain offer letter by BrixInvest, LLC to Raymond J. Pacini, dated March 27, 2018 and (b) that certain offer letter by BrixInvest, LLC to Aaron Halfacre, dated June 4, 2018.

“OP Units” has the meaning as set forth in the Recitals.

“Open Source Software” means (a) any Software that contains, or is derived in any manner in whole or in part from, any Software that is distributed as free Software, open source Software (e.g., Linux) or under similar licensing or distribution models; (b) any Software that may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and (c) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Source License (SISL); (7) the Apache Software License; and (8) other open source licenses that have been approved by the Open Source Initiative™ as complying with its definition of “open source.”.

“Operating Partnership” has the meaning as set forth in the introductory paragraph of this Agreement.

“Operating Partnership Agreement” has the meaning as set forth in Section 7.3(d).

“Order” means any judgment, writ, decree, award, compliance agreement, injunction or order (whether judicial, administrative or arbitral) and any determination of any Governmental Authority.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation or organization, certificate of formation or organization, regulations, operating agreement, limited liability company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parent” has the meaning as set forth in the introductory paragraph of this Agreement.

“Parties” has the meaning as set forth in the introductory paragraph.

“Party” has the meaning as set forth in the introductory paragraph.

“Patents” means all patents and patent applications.

“PCI DSS” has the meaning set forth in Section 3.20(k).

“Per-Claim Basket” has the meaning as set forth in Section 8.5(a).

“Permit” means any permits, franchises, grants, authorizations, declarations, orders, licenses, registrations, requirements, easements, variances, exemptions, consents, certificates, approvals, filings and similar rights of any kind issued, or required to be issued, by any Governmental Authority or other Person.

“Permitted Lien” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and for which adequate reserves have been established in compliance with GAAP on the books and records of the Contributor as of the Closing, (ii) Liens for Taxes not yet delinquent or which are being contested in good faith through (if then appropriate) appropriate proceedings for which adequate reserves have been established in compliance with GAAP on the books and records of the Contributor as of the Closing, (iii) Liens of record on real property (including recorded easements, covenants, rights of way and similar restrictions of record) that (A) would be disclosed by a physical inspection of such real property and (B) do not interfere with the present use, occupancy, value or marketability of title of such real property, and (iv) any Lien approved to remain outstanding to the extent Parent authorizes to the Contributor, in writing, the credit facility of Contributor to remain in place after Closing.

“Permitted Transfer” means (i) a Transfer of all or a portion of the OP Units to BrixInvest, (ii) a Transfer of all or a portion of the OP Units to any member(s) of BrixInvest on or after the date that is one (1) year after the Closing Date and any subsequent transfer, in each case as specifically authorized by the Operating Partnership Agreement (including, without limitation, compliance with all applicable securities laws and contingent upon the receiving member executing a joinder to the Operating Partnership Agreement), or (iii) a Transfer of all or a portion of the OP Units as required by applicable Law or Order.

“Person” means an individual, entity or other organization, whether organized for profit or not for profit, including a partnership (whether general or limited), a limited liability company, a corporation, an association, a joint stock company, a trust (whether inter vivos or testamentary), a joint venture, an unincorporated organization, a REIT or a Governmental Authority.

“Personal Information” means data or other information relating, directly or indirectly, to an identified or identifiable natural person, including Cardholder Data and any data regulated under Data Privacy Laws.

“Personal Property” means machinery, computer programs, computer software, tools, motor vehicles, office equipment, inventories, supplies, plant, spare parts, and other tangible or intangible personal property, excluding, however, furniture, fixtures, and equipment, and Contracts, Permits or Intellectual Property.

“Plan” has the meaning as set forth in Section 3.17(a).

“Privacy Agreements” has the meaning set forth in Section 3.20(l).

“Privacy Policy” has the meaning set forth in Section 3.20(k).

“Pro Rata Percentage” means a percentage allocable to each Member based on the number of OP Units such Member would receive if Contributor were liquidated as of the Closing in accordance with the terms of the LLCA of the Contributor, as in effect as of the Closing.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an active registration (or an application currently pending for registration) with any Governmental Authority, and any domain name that is the subject of any active registration with any domain name registrar.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated of even date herewith, by and among Parent, the Operating Partnership, and Daisho, as the same may be amended.

“Regulation D” has the meaning as set forth in Section 3.24(a).

“REIT” means a “real estate investment trust” within the meaning of Code Section 856.

“REIT I Advisory Agreement” means that certain Amended and Restated Advisory Agreement between Rich Uncles Real Estate Investment Trust I and BrixInvest, dated as of March 8, 2012, as amended.

“REIT Shares” means shares of Class C Common Stock, par value $0.001 per share, in Parent (or successor entity, as the case may be), the terms and conditions of which are set forth in the charter of Parent filed with the State Department of Assessments and Taxation of Maryland, as amended, supplemented, or restated from time to time.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“Required Member Approval” means Members holding at least a majority of the issued and outstanding voting units of the Contributor.

“Restricted Units” means restricted common units of BrixInvest granted pursuant to those certain Restricted Units Award Agreements between the Company and each of Aaron Halfacre and Raymond Pacini.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means a set of statements or instructions to be used directly or indirectly in a Computing Device in order to bring about a certain result, in all forms (including object code, interpreted code, and Source Code), together with all related documentation and materials.

“Source Code” means computer software in a form that is readily suitable for review and edit by trained programmers, including related programmer comments and documentation embedded therein.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” means any (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any U.S. or non-U.S. federal, state, county, local, provincial or foreign or other Tax Authority (including those related to, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, utility, business and occupation, license, excise, registration, franchise, employment, unemployment, healthcare, payroll (including social security or similar contributions), severance, disability, wage, deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital unit, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent, communications or environmental tax, any Liability under unclaimed property, escheat, or similar Laws) or add on minimum, estimated and other taxes of any kind whatsoever, and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax (including deficiencies, penalties, interest, additions to tax, additional amounts and other charges or fees attributable thereto), whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person, and (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return.

“Tax Return” means any return (including any information return), declaration, report, statement, schedule, notice, form, claim for refund, information return, certificate, bill, declaration of estimated Taxes, or other document or information (including any schedule, appendix or attachment thereto), filed with or submitted to, or required or permitted to be filed with, supplied or submitted to, any Taxing Authority in connection with the imposition, determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof.

“Taxing Authority” means the IRS or any other Governmental Authority responsible for the administration of any Tax.

“Third Party” means any Person other than any Party or any Contributee Indemnified Party.

“Trade Secrets” means all know-how, trade secrets or other proprietary information.

“Transaction Documents” means this Agreement, the Bill of Sale and Assumption Agreement, the Contribution and Distribution Agreement, Assignment of Intellectual Property, the Operating Partnership Agreement, and any amendments to any of them.

“Transaction Expenses” means, without duplication, as of immediately prior to the Closing and to the extent not paid prior to Closing, (A) the aggregate amount of all fees, costs, expenses and other liabilities incurred by or on behalf of, or payable by, any entity in the Company Group, arising from or in connection with the transactions contemplated by the Transaction Documents, whether or not accrued and whether billed or payable prior to, on or after the Closing, including (i) any fees, costs and other expenses of any investment bankers, financial advisors, attorneys, accountants and other consultants, advisors or representatives; (ii) any assignment, change in control or similar fees expressly payable as a result of the execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby; and (B) the premium and any other cost to obtain and maintain a directors and officers liability tail policy required pursuant to Section 6.3(b).

“Transactions” means the Initial Contribution, the Second Contribution and consummation of the transactions contemplated by this Agreement and the Transaction Documents.

“Transfer” has the meaning set forth in the Operating Partnership Agreement.

“Transfer Date” has the meaning as set forth in Section 5.3(a).

“Union” has the meaning as set forth in Section 3.18(d).

“Warn Act” has the meaning as set forth in Section 3.18(e).

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CONTRIBUTOR:

BRIXINVEST:

BRIXINVEST, LLC
a Delaware limited liability company

By:	/S/ RAYMOND E. WIRTA
Raymond E. Wirta
Authorized Signatory

DAISHO:

DAISHO OP HOLDINGS, LLC
a Delaware limited liability company

By:	/S/ RAYMOND E. WIRTA
Raymond E. Wirta
Authorized Signatory

[Signature page to Contribution Agreement]

Parent:

RW Holdings nnn reit, INC.
a Maryland corporation

By:	/S/ aaron s. halfacre
Aaron S. Halfacre
Chief Executive Officer

CONTRIBUTEE/OPERATING PARTNERSHIP:

RICH UNCLES NNN OPERATING
PARTNERSHIP, L.P.
a Delaware limited partnership
for itself and as general partner of the Contributee

By:	RW Holdings NNN REIT, INC.
Its General Partner

	By:	/S/ aaron s. halfacre
Aaron S. Halfacre
Chief Executive Officer

[Signature page to Contribution Agreement]